Exhibit 99.1

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Global Crossing Limited and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity (deficit), cash flows, and comprehensive loss for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Crossing Limited and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2009 the Company adopted ASC Topic 470 with respect to accounting for debt with conversion and other options and ASC Topic 805 with respect to accounting for the reversal of pre-emergence valuation allowances.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Global Crossing Limited’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2010 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Iselin, New Jersey

February 23, 2010,

except for Note 26, as to which the date is June 17, 2010

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31, 2009	December 31, 2008
ASSETS:
Current assets:
Cash and cash equivalents	$477	$360
Restricted cash and cash equivalents—current portion	9	7
Accounts receivable, net of allowances of $50 and $58	328	336
Prepaid costs and other current assets	101	103

Total current assets	915	806

Restricted cash and cash equivalents—long term	7	11
Property and equipment, net of accumulated depreciation of $1,216 and $851	1,280	1,300
Intangible assets, net (including goodwill of $175 and $147)	198	172
Other assets	88	60

Total assets	$2,488	$2,349

LIABILITIES:
Current liabilities:
Accounts payable	$312	$329
Accrued cost of access	87	92
Short term debt and current portion of long term debt	37	26
Accrued restructuring costs—current portion	12	13
Deferred revenue—current portion	174	138
Other current liabilities	421	361

Total current liabilities	1,043	959

Long term debt	1,295	1,127
Obligations under capital leases	90	93
Deferred revenue	334	308
Accrued restructuring costs	13	14
Other deferred liabilities	73	94

Total liabilities	2,848	2,595

SHAREHOLDERS’ DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value, 60,219,817 and 56,696,312 shares issued and outstanding as of December 31, 2009 and 2008, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,427	1,399
Accumulated other comprehensive loss	(24)	(23)
Accumulated deficit	(1,766)	(1,625)

Total shareholders’ deficit	(360)	(246)

Total liabilities and shareholders’ deficit	$2,488	$2,349

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Year Ended December 31,
	2009	2008	2007
Revenue	$2,536	$2,599	$2,265
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,159)	(1,211)	(1,146)
Real estate, network and operations	(406)	(423)	(391)
Third party maintenance	(103)	(107)	(103)
Cost of equipment and other sales	(98)	(94)	(88)

Total cost of revenue	(1,766)	(1,835)	(1,728)

Gross margin	770	764	537
Selling, general and administrative	(428)	(491)	(414)
Depreciation and amortization	(340)	(326)	(264)

Operating income (loss)	2	(53)	(141)
Other income (expense):
Interest income	7	10	21
Interest expense	(160)	(176)	(177)
Other income (expense), net	11	(26)	15

Loss before pre-confirmation contingencies and provision for income taxes	(140)	(245)	(282)
Net gain on pre-confirmation contingencies	—	10	33

Loss before provision for income taxes	(140)	(235)	(249)
Provision for income taxes	(1)	(49)	(63)

Net loss	(141)	(284)	(312)
Preferred stock dividends	(4)	(4)	(4)

Loss applicable to common shareholders	$(145)	$(288)	$(316)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(2.45)	$(5.16)	$(7.44)

Weighted average number of common shares	59,290,355	55,771,867	42,461,853

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common Stock		Preferred Stock		Other Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2006	36,609,236	$—	18,000,000	$2	$895	$(29)	$(1,029)	$(161)
Realization of pre-emergence valuation allowances	—	—	—	—	41	—	—	41
Issuance of common stock from exercise of stock options	351,447	—	—	—	4	—	—	4
Issuance of common stock from vested stock units	1,012,076	—	—	—	(1)	—	—	(1)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	(17)	—	(17)
Stock compensation expense of awards classified as equity	—	—	—	—	51	—	—	51
Conversion of debt with controlling shareholder to equity	16,579,286	1	—	—	359	—	—	360
Change in pension liability	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	(312)	(312)

Balance at December 31, 2007	54,552,045	$1	18,000,000	$2	$1,345	$(42)	$(1,341)	$(35)
Realization of pre-emergence valuation allowances	—	—	—	—	30	—	—	30
Issuance of common stock from exercise of stock options	123,071	—	—	—	1	—	—	1
Issuance of common stock from vested stock units	2,210,508	—	—	—	1	—	—	1
Common stock withheld for employee taxes from vested stock units	(189,312)	—	—	—	(3)	—	—	(3)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	21	—	21
Stock compensation expense of awards classified as equity	—	—	—	—	29	—	—	29
Unrealized derivative gain on cash flow hedge	—	—	—	—	—	9	—	9
Change in pension liability	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	(284)	(284)

Balance at December 31, 2008	56,696,312	$1	18,000,000	$2	$1,399	$(23)	$(1,625)	$(246)
Issuance of common stock from exercise of stock options	14,666	—	—	—	—	—	—	—
Issuance of common stock from vested stock units	5,244,369	—	—	—	—	—	—	—
Common stock withheld for employee taxes from vested stock units	(1,735,530)	—	—	—	(13)	—	—	(13)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	(4)	—	(4)
Stock compensation expense of awards classified as equity	—	—	—	—	18	—	—	18
Stock compensation reclass from liability to equity	—	—	—	—	27	—	—	27
Unrealized derivative gain (loss) on cash flow hedge	—	—	—	—	—	(4)	—	(4)
Change in pension liability	—	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	—	(141)	(141)

Balance at December 31, 2009	60,219,817	$1	18,000,000	$2	$1,427	$(24)	$(1,766)	$(360)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2009	2008	2007
Cash flows provided by (used in) operating activities:
Net loss	$(141)	$(284)	$(312)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(gain) on sale of property and equipment	—	(4)	1
Loss on sale of marketable securities	—	2	—
Non-cash loss on extinguishment of debt	15	—	—
Non-cash income tax provision	—	35	45
Deferred income tax	(20)	(1)	9
Non-cash stock compensation expense	18	55	51
Non-cash inducement charge for conversion of debt	—	—	30
Gain on settlement of contracts due to Impsat acquisition	—	—	(27)
Depreciation and amortization	340	326	264
Provision for doubtful accounts	7	6	6
Amortization of prior period IRUs	(22)	(15)	(12)
Deferred reorganization costs	(3)	(3)	(3)
Gain on pre-confirmation contingencies	—	(10)	(33)
Change in long term deferred revenue	42	83	102
Other	(28)	45	(84)
Change in operating working capital:
—Changes in accounts receivable	17	(25)	(51)
—Changes in accounts payable	(30)	59	(39)
—Changes in other current assets	(16)	(52)	(32)
—Changes in other current liabilities	77	(14)	69

Net cash provided by (used in) operating activities	256	203	(16)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(174)	(192)	(214)
Purchases of marketable securities	—	(11)	—
Impsat acquisition, net of cash acquired	—	—	(76)
Proceeds from sale of property and equipment	—	10	—
Proceeds from sale of marketable securities	4	16	7
Change in restricted cash and cash equivalents	2	31	(47)

Net cash used in investing activities	(168)	(146)	(330)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	741	10	597
Repayment of capital lease obligations	(75)	(59)	(43)
Repayment of long term debt (including current portion)	(597)	(24)	(251)
Premium paid on extinguishment of debt	(14)	—	—
Finance costs incurred	(23)	—	(24)
Proceeds from sales/leasebacks	7	—	—
Proceeds from exercise of stock options	—	1	4
Payment of employee taxes on share-based compensation	(13)	(3)	—

Net cash provided by (used in) financing activities	26	(75)	283

Effect of exchange rate changes on cash and cash equivalents	3	(19)	1

Net increase (decrease) in cash and cash equivalents	117	(37)	(62)
Cash and cash equivalents, beginning of year	360	397	459

Cash and cash equivalents, end of year	$477	$360	$397

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Year Ended December 31,
	2009	2008	2007
Net loss	$(141)	$(284)	$(312)
Foreign currency translation adjustment	(4)	21	(17)
Unrealized derivative gain on cash flow hedges	(4)	9	—
Change in pension liability	7	(11)	4

Comprehensive loss	$(142)	$(265)	$(325)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited or “GCL” was formed as an exempt company with limited liability under the laws of Bermuda in 2003. GCL is the successor to Global Crossing Ltd., a company organized under the laws of Bermuda in 1997 (“Old GCL”), which, together with a number of its subsidiaries (collectively, the “GC Debtors”) emerged from reorganization proceedings on December 9, 2003 (the “Effective Date”) as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization of the GC Debtors, as amended (the “Plan of Reorganization”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). GCL is a holding company with all of its revenue generated by its subsidiaries and substantially all of its assets owned by its subsidiaries.

Global Crossing Limited (“GCL”) and its subsidiaries (collectively, the “Company”) are a global communications service provider. The Company offers a full range of data, voice and collaboration services and delivers service to approximately 40 percent of the companies in the Fortune 500, as well as 700 carriers, mobile operators and Internet service providers around the world. Our operations are based principally in North America, Europe, Latin America and a portion of the Asia/Pacific region. The vast majority of the Company’s revenue is generated from monthly services. The Company reports financial results based on three separate operating segments: (i) Global Crossing (UK) Telecommunications Ltd (“GCUK”) and its subsidiaries (collectively, the “GCUK Segment”); (ii) GC Impsat Holdings I Plc (“GC Impsat”) and its subsidiaries (collectively, the “GC Impsat Segment”); and (iii) GCL and its other subsidiaries (collectively, the “Rest of World Segment” or “ROW Segment”) (see Note 22).

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These consolidated financial statements include the accounts of GCL and its subsidiaries over which it exercises control. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s results as of and for the years ended December 31, 2009, 2008 and 2007.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses and cash flows during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

References to U.S. GAAP in this Annual Report are to the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM, (the “Codification” or “ASC”). On July 1, 2009, the FASB released and

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

made effective the Codification for periods ending on or after September 15, 2009. The Codification represents a reorganization of U.S. GAAP into approximately 90 topics, which incorporates the thousands of individual non-SEC issued pronouncements comprising U.S. GAAP that were effective for nongovernmental entities as of July 1, 2009. Future accounting pronouncements will be incorporated as amendments to the Codification. Upon adoption, the Codification did not change how the Company accounts for its transactions or the nature of related disclosures made. References to non-SEC issued U.S. GAAP accounting pronouncements previously used in the Company’s historical annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q have been updated in this Annual Report for the year ended December 31, 2009 to reflect corresponding Codification references.

Principles of Consolidation

The consolidated financial statements include the accounts of GCL and its wholly-owned subsidiaries. Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in prior period consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation.

In the consolidated statements of operations for the year ended December 31, 2008 and 2007, $7 and $4, respectively, of sales taxes previously netted against “revenue” were reclassified to “selling, general and administrative” expenses to be consistent with the presentation of other similar taxes. Additionally for the year ended December 31, 2008 and 2007, $17 and $6, respectively, of costs incurred to operate the GC Impsat Segment data center business, primarily employee-related expenses, were reclassified from “selling, general and administrative” to “real estate, network and operations” as they represent service delivery costs and therefore are more appropriately reported as cost of revenue.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Non-refundable payments received from customers on billings made before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations for stipulated periods of time and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats non-refundable cash received prior to the completion of the earnings process as deferred revenue in the accompanying consolidated balance sheets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Telecom Installation Revenue and Costs

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB No. 104”), the Company generally amortizes revenue related to installation services on a straight-line basis over the average contracted customer relationship (generally 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

The Company capitalizes installation costs incurred for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to deferred installation costs (current portion and long-term portions—see Note 6) and amortized using the straight-line method into depreciation and amortization over the average contracted relationship (generally 24 months). In situations where the contracted period is significantly longer, the actual contract term is used.

Gross vs. Net Revenue Recognition

In certain transactions the Company either acts as a principal or as an agent acting on behalf of customers. Where the Company acts as a principal in the transaction and has the risks and rewards of ownership, transactions are recorded gross in the consolidated statements of operations. If the Company does not act as a principal in the transaction, transactions are recorded on a net basis in the consolidated statements of operations.

Additionally, U.S. GAAP requires that companies disclose their accounting policy regarding the gross or net presentation of taxes which are assessed by a governmental authority that are directly imposed on revenue-producing transactions between sellers and customers. These taxes may include, but are not limited to, sales, use, value-added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The Company’s policy is generally to record these taxes on a net basis.

Arrangements with Multiple Elements

Revenues from contracts with multiple-element arrangements are recognized as the revenue for each unit of accounting is earned based on the relative fair value of each unit of accounting as determined by internal or third-party analyses of market based prices. A delivered element is considered a separate unit of accounting if it has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered elements in the arrangement, and delivery or performance of undelivered elements is considered probable and substantially under our control. Revenue is generally recognized when services are performed provided that all other revenue recognition criteria are met.

Operating Expenses

Cost of Access

The Company’s cost of access primarily comprises charges for leased lines for dedicated facilities and usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic. The Company’s policy is to record access expense as services are provided by vendors.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The recognition of cost of access expense during any reported period involves the use of significant management estimates and requires reliance on non-financial systems given that bills from access vendors are generally received significantly in arrears of service being provided. Switched voice traffic costs are accrued based on the minutes recorded by the Company’s switches, multiplied by the estimated rates for those minutes for that month. Leased line access costs are estimated based on the number of circuits and the average circuit cost, according to the Company’s leased line inventory system, adjusted for contracted rate changes. Upon final receipt of invoices, the estimated costs are adjusted to reflect actual expenses incurred.

Disputes

The Company and contracted third parties perform monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. If the Company believes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. The Company records a charge to the cost of access expense and a corresponding increase to the access accrual based on the last eighteen months of historical loss rates for the particular type of dispute. If the Company ultimately reaches an agreement with an access vendor to settle a disputed amount which is different than the corresponding accrual, the Company recognizes the difference in the period in which the settlement is reached as an adjustment to cost of access expense.

Operating Leases

The Company maintains commitments for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases, under various non-cancelable operating leases. The lease agreements, which expire at various dates into the future, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. The Company recognizes rent expense on a straight-line basis and records a liability representing the rent expensed but not invoiced in other deferred liabilities. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are charged to rent expense on a straight-line basis over the related terms of such leases.

See Note 20 for the Company’s estimated future minimum lease payments and rental expense on operating leases.

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long-Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash and cash equivalents comprise cash collateral for letters of credit or performance bonds issued in favor of certain of the Company’s vendors and deposits securing real estate obligations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Allowance for Doubtful Accounts and Sales Credits

The Company provides allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to selling, general, and administrative expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger aged balances. A general reserve requirement is performed on accounts not already included under the specific reserve requirement utilizing past loss experience and the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. Changes in the financial viability of significant customers and worsening of economic conditions may require changes to its estimate of the recoverability of the receivables. Such changes in estimates are recorded in the period in which these changes become known.

Property and Equipment, net

Property and equipment, net, which includes amounts under capitalized leases, were stated at their estimated fair values as of the Effective Date as determined by the Company’s reorganization value. The Company determined the fair value of its property and equipment as of the Effective Date by using a replacement cost approach and, in the limited circumstances described below, a market approach. Under the replacement cost approach, fair value was determined by examining an asset’s replacement cost and adjusting for loss in value due to physical depreciation and economic and functional obsolescence. The replacement cost estimates were based on vendor pricing, inclusive of discounts, available to the Company at the Effective Date for technology available at the time, and were not based on prices that may have been available through equipment purchases from financially distressed communications companies. For assets where actual vendor pricing information as of the Effective Date was not available to the Company, the market approach was used. Under the market approach, fair value was determined by comparing recent sales of similar assets and adjusting for factors such as physical differences, age, and economic and functional obsolescence. The estimates were based on market comparables obtained from various sources, including discussions with equipment brokers and dealers.

Purchases of property and equipment, net, including amounts under capital leases, subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is included in property and equipment and is depreciated starting on the date the project is complete. Direct internal costs of constructing or installing property and equipment are capitalized.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over their estimated useful lives if the lease transfers ownership or contains a bargain purchase option, otherwise the term of the lease.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Estimated useful lives of the Company’s property and equipment are as follows as of December 31, 2009:

Buildings	10-40 years
Leasehold improvements	Lesser of 20 years or remaining lease term
Furniture, fixtures and equipment	3-7 years
Transmission equipment	3-25 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation is relieved from the accounts, and resulting gains or losses are reflected in other income (expense), net.

The Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any recognizable impairment would be determined as the difference between the fair value and the carrying value of the asset. As a result of a history of operating losses and negative cash flows, during 2009 management performed a recoverability test of our long-lived assets as of December 31, 2009. The results of the test indicate that no impairment of the Company’s long-lived assets existed as of December 31, 2009.

Internally Developed Software

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized costs are included in property and equipment in the consolidated balance sheet. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a 3 year period (see Note 7).

Intangibles

Intangibles consist primarily of customer contracts, customer relationships and internally developed software and goodwill primarily attributable to the assembled work force related to the 2006 and 2007 acquisitions of Fibernet Group Plc (“Fibernet”) and Impsat, respectively. The fair values attributable to the identified intangibles as of the acquisition dates were based on a number of significant assumptions as determined by the Company. Identifiable intangible assets with finite lives will be amortized using the straight-line method over their applicable estimated useful lives (see Note 8). Goodwill and intangibles with indefinite lives are not amortized but are reviewed for impairment at least annually (beginning with the first anniversary of the acquisition date). The Company performed annual impairment reviews of the goodwill acquired as part of the Fibernet and Impsat acquisitions during the year ended December 31, 2009. The results of the reviews indicate that no impairment exists.

Deferred Financing Costs

Costs incurred to obtain financing through the issuance of debt and other financing agreements (see Note 11) have been reflected as an asset included in “other assets” in the accompanying December 31, 2009 and 2008 consolidated balance sheets. Debt financing costs are amortized to interest expense over the lesser of the term or the expected payment date of the debt obligation using the effective interest rate method.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Restructuring

The components of the restructuring liability represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans (see Note 3). Restructuring programs initiated prior to December 31, 2002 were recorded in accordance with Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF No. 94-3”), which required that certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which was generally before the exit activity had occurred. Restructuring programs initiated after December 31, 2002 were recorded in accordance with the accounting guidance for business combinations in ASC Topic 805, which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. The Company has applied the relevant accounting provisions for exit costs to all restructuring programs initiated after December 31, 2002 except for those programs related to business acquisitions (see Note 4). Restructuring programs related to business acquisitions consummated prior to December 31, 2002 were recorded in accordance with EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” (“EITF 95-3”) which required that costs associated with exit activities of the acquired company be recognized as an acquired liability included in the allocation of acquisition cost. EITF 95-3 was nullified by the accounting guidance in ASC Topic 805 issued for business combinations completed on or after January 1, 2003. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities.

Derivative Instruments

Derivatives are measured at fair value and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (loss), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (loss) when the hedged item is recognized in income (loss).

For the years ended December 31, 2009, 2008 and 2007, hedge ineffectiveness was not material to our results of operations.

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, other than marketable securities, approximate their fair value due to their short maturities. The fair value of marketable securities, short-term investments, debt, including short-term and long-term portions and derivative instruments are based on market quotes, current interest rates, or management estimates, as appropriate (see Note 19).

In April 2009, the FASB amended the guidance for financial instruments to require disclosures of fair value of financial instruments in interim periods, which were previously only required to be disclosed in annual financial statements. The implementation of these additional disclosures, which were effective for interim reporting periods ending after June 15, 2009, did not have a material effect on the Company’s consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Asset Retirement Obligations

The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset, characterized as leasehold improvements, and depreciated over the lesser of 20 years or the remaining lease term.

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

On January 1, 2007, the Company adopted the accounting provisions with respect to accounting for uncertainty in income taxes. This guidance, located in ASC Topic 740, states that an “enterprise shall initially recognize the financial statement effects of a tax position where it is more likely than not, based on the technical merits, that the position will be sustained upon examination.” “More likely than not” is defined as a likelihood of greater than 50% based on the facts, circumstances and information available at the reporting date. The cumulative effect of adopting this guidance would be reported as an adjustment to the beginning balance of accumulated deficit. There was no impact to the Company’s January 1, 2007 balance of accumulated deficit upon adoption (see Note 14).

The Company’s reorganization has resulted in a significantly modified capital structure as a result of applying fresh-start accounting on the Effective Date. Fresh-start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Specifically, fresh start accounting requires the reversal of such allowances to be recorded as a reduction of intangible assets established on the Effective Date until exhausted, and thereafter as additional paid in capital (see Note 14). This treatment does not result in any change in liabilities to taxing authorities or in cash flows. On January 1, 2009, new accounting standards became effective which require the reversal of pre-emergence valuation allowances to be recorded as a reduction of tax expense.

At each period end, it is necessary for the Company to make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

Foreign Currency Translation and Transactions

For transactions that are in a currency other than the entity’s functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S. Dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ deficit and are reflected in the accompanying consolidated statements of comprehensive loss.

The Company’s foreign exchange transaction gains (losses) included in “other income (expense), net” in the consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 were $40, $(30), and $28, respectively.

Loss Per Common Share

Basic loss per common share (“EPS”) is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends for the years ended December 31, 2009, 2008 and 2007 respectively (see Note 16).

Stock-Based Compensation

Share-based awards granted to employees are recognized as compensation expense over the service period (generally the vesting period) based on their fair values.

Certain stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). The Company recognizes the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date.

See Note 17 for a detailed description of stock-based compensation plans.

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company’s trade receivables, which are unsecured, are geographically dispersed and include customers both large and small and in numerous industries. Trade receivables from the carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. At December 31, 2009 and 2008, the Company’s trade receivables related to the carrier sales channel represented approximately 43% and 46%, respectively, of the Company’s consolidated receivables. Also as of December 31, 2009 and 2008, the Company’s receivables due from various agencies of the U.K. Government together represented approximately 5% and 6%, respectively, of consolidated receivables. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company maintains a reserve for potential credit losses, based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2009 and 2008, no one customer accounted for more than 2% or 3%, respectively, of consolidated accounts receivable, net.

Currency Risk

Certain of the Company’s current and prospective customers derive their revenue in currencies other than U.S. Dollars but are invoiced by the Company in U.S. Dollars. The obligations of customers with revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

depreciate in value relative to the U.S. Dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. Dollars. In either event, the affected customers may not be able to pay the Company in U.S. Dollars. In addition, where the Company issues invoices for its services in currencies other than U.S. Dollars, the Company’s operating results may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. Dollar and the Company cannot or does not elect to enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies (such as the devaluation of the Venezuelan bolivar discussed below) relative to the U.S. Dollar could adversely affect the Company’s ability to market its services to customers whose revenue is denominated in those currencies.

Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the use of certain mechanisms to expatriate local earnings and convert local currencies into U.S. Dollars. Any such shortages or restrictions may limit or impede the Company’s ability to transfer or to convert such currencies into U.S. Dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on the Company’s indebtedness. These restrictions have a significantly greater impact on the Company and on the Company’s ability to service the Company’s debt as a result of the Impsat acquisition. In addition, currency devaluations in one country may have adverse effects in another country.

In Venezuela, the official bolivares—U.S. Dollar exchange rate established by the Venezuelan Central Bank and the Venezuelan Ministry of Finance attributes to the bolivar a value that is significantly greater than the value prevailing on the parallel market. The official rate is the rate used for recording the assets, liabilities and transactions for the Company’s Venezuelan subsidiary. Moreover, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to registration and subject to a process of application and approval by the Comisión de Administración de Divisas (“CADIVI”) and to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Such approvals have become less forthcoming over time, resulting in a significant buildup of excess cash in the Company’s Venezuelan subsidiary and a significant increase in the Company’s exchange rate and exchange control risks. The Company cannot predict if and when it will obtain CADIVI approval to honor foreign debt, distribute dividends or otherwise expatriate capital using the official Venezuelan exchange rate or the timing of receipt of such approval. If the Company elected, or were required, to convert the Company’s Venezuelan subsidiary’s cash balances into U.S. Dollars using unofficial, parallel currency-exchange mechanisms that may be available from time to time, material currency exchange losses would likely be incurred in the period of conversion. Additionally, if the Company further determined that the unofficial parallel rate should be used in the future to measure bolivar-based assets, liabilities and transactions, reported results could be further adversely affected. As of December 31, 2009, approximately $53 (valued at the fixed official rate) of our cash and cash equivalents were held in Venezuelan bolivars. For 2009, the Company’s Venezuelan subsidiary generated approximately $57 of the Company’s consolidated revenue and $26 of the Company’s consolidated OIBDA at the fixed official rate. As of December 31, 2009, the Company’s Venezuelan subsidiary had $47 of net monetary assets of which $5 and $42 were denominated in U.S. Dollars and Venezuelan bolivars, respectively. The official exchange rate is 2.15 bolivars to the U.S. Dollar at December 31, 2009. The estimated exchange rate on the parallel market is between 5.82 and 5.97 bolivars to the U.S. Dollar at December 31, 2009.

On January 8, 2010, the Venezuelan government announced the devaluation of the Venezuelan bolivar. The official rate increased from 2.15 Venezuelan bolivars to the U.S. Dollar to 4.30 for non-essential goods (which is

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

deemed to include telecommunications services). If enacted prior to December 31, 2009 this devaluation would have reduced the Company’s unrestricted cash and cash equivalents and net monetary assets by approximately $27 and $21, respectively, based on the bolivars balances as of December 31, 2009. The devaluation of the Company’s net monetary assets will result in a foreign exchange loss recognized in the Company’s consolidated statement of operations in the first quarter of 2010.

The Company conducts a significant portion of its business using the British Pound Sterling, the Euro and the Brazilian Real. Appreciation of the U.S. Dollar adversely impacts the Company’s consolidated revenue. Since the Company tends to incur costs in the same currency in which the Company’s realizes revenue, the impact on operating income and operating cash flow is largely mitigated. In addition, the appreciation of the U.S. Dollar relative to foreign currencies reduces the U.S. Dollar value of cash balances held in those currencies.

Pension Benefits

The Company applies the guidance in ASC Topic 715 with respect to accounting for its defined benefit pension plans. As such, the Company recognizes in its statement of financial condition the funded status of its defined benefit postretirement plans, which is measured as the difference between the fair value of the plan assets and the benefit obligation. U.S. GAAP also requires an entity to recognize changes in the funded status within accumulated other comprehensive income, net of tax to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 18).

Comprehensive Loss

Comprehensive loss includes net loss and other non-owner related income (charges) in equity not included in net loss, such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries, changes in the unrealized gains and losses on cash flow hedges, and the impact of recognizing changes of the funded status of pension plans.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense was $2, $5, and $3 for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in selling, general and administrative expenses as reported in the consolidated statements of operations.

Recently Issued and Recently Adopted Accounting Pronouncements

In October 2009, the FASB issued amendments to accounting and reporting guidance for revenue-generating arrangements with multiple-deliverables which address how to separate deliverables and how to measure and allocate arrangement consideration to more than one unit of accounting. These amendments are effective prospectively for revenue arrangements entered into or significantly modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the timing and impact of the pending adoption of the amendments to ASC Topic 605 on our consolidated financial statements.

In May 2009, the FASB amended accounting guidance with respect to events that occur after the balance sheet date but before the financial statements are issued or available to be issued. The amendments, incorporated

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

in ASC Topic 855, set forth: (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these amendments, which were effective prospectively for interim and annual periods ending after June 15, 2009, did not have a material effect on the Company’s unaudited condensed consolidated financial statements. The Company has evaluated subsequent events through February 23, 2010, the issuance date of these consolidated financial statements.

In May 2008, the FASB revised the guidance for debt in ASC Topic 470 with respect to debt with conversion and other options to clarify the accounting for convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) and to specify that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. These amendments to ASC Topic 470 were required to be applied on a retrospective basis for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. On May 30, 2006, the Company completed a public offering of $144 aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) which are within the scope of these amendments to ASC Topic 470. Accordingly, the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007 have been adjusted to reflect the retrospective application of these amendments.

Upon adoption of these amendments to ASC Topic 470 on January 1, 2009, the Company reclassified $38 of the carrying value of the 5% Convertible Notes to additional paid-in capital. In addition, the cumulative effect of this adoption resulted in an increase to the Company’s accumulated deficit of $17 related to prior period amortization of the debt discount and associated deferred financing fees.

As of December 31, 2009 the principal amount of the liability component, its unamortized discount and its net carrying value were $144, $14 and $130, respectively, while as of December 31, 2008 the principal amount of the liability component, its unamortized discount and its net carrying value were $144, $22 and $122, respectively. The remaining unamortized discount of $14 as of December 31, 2009 will be amortized, using the effective interest rate method, through the maturity of the 5% Convertible Notes on May 15, 2011. As of both December 31, 2009 and December 31, 2008, the carrying amount of the equity component was $38. At December 31, 2009 and December 31, 2008, if the 5% Convertible Notes were converted into shares of the Company’s common stock at a conversion price of $22.98 per share, approximately 6.3 million shares of our common stock would be issued.

For each of the years ended December 31, 2009, 2008 and 2007, the effective interest rate for the 5% Convertible Notes was 12.75%. For the years ended December 31, 2009, 2008 and 2007, interest expense for the 5% Convertible Notes related to the coupon and the amortization of the debt discount was $15 ($15 after-tax), $15 ($15 after-tax) and $14 ($14 after-tax), respectively.

For the years ended December 31, 2009, 2008 and 2007, the effect of applying the amendments to ASC Topic 470 with respect to debt with conversion and other options was an increase in the Company’s loss applicable to common shareholders of $8 (or $.13 per basic and diluted share), $7 (or $.12 per basic and diluted share) and $6 (or $.14 per basic and diluted share), respectively.

On January 1, 2009, the accounting and disclosure provisions codified in ASC Topic 820 related to nonfinancial assets and nonfinancial liabilities became effective but did not have a material impact on the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Company’s consolidated position or results of operations. ASC Topic 820 establishes the authoritative U.S. GAAP definition of fair value, sets out a framework for measuring fair value, and expands the required disclosures about fair value measurement. On January 1, 2008, the Company adopted the effective provisions of ASC Topic 820 as related to financial assets and financial liabilities as well as other assets and liabilities carried at fair value on a recurring basis which did not have a material impact on the Company’s consolidated position or results of operations.

In April 2009, the FASB issued amendments to ASC Topic 820 to provide additional guidance for (i) estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability and (ii) identifying circumstances that may indicate that a transaction is not orderly. These amendments, which also required additional disclosures regarding fair value measurements in interim and annual reporting periods, were effective for interim and annual periods ending after June 15, 2009. The adoption of these amendments did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued a new accounting and reporting standard for accounting for business combinations, codified in ASC Topic 805, which became effective for the Company on January 1, 2009 and will be applied prospectively to any potential future transactions. This new accounting standard governs how business acquisitions are to be accounted for and how they will impact the financial statements of periods prior to and subsequent to the acquisition date. This new standard amended ASC Topic 852 with respect to financial reporting by entities in reorganization under the bankruptcy code. Prior to adoption of the new standard for accounting for business combinations, reversal of pre-emergence tax valuation allowances were recorded as a reduction of intangibles to zero and thereafter as additional paid-in-capital. Subsequent to the adoption of the new standard for accounting for business combinations, the reversal of pre-emergence valuation allowances are recorded as a reduction of tax expense. During the years ended December 31, 2008 and 2007, the Company recorded a provision for income taxes and additional paid-in-capital of $30 and $41, respectively, as a result of accounting in accordance ASC Topic 852. This new standard for business combinations also amended the guidance for accounting for income taxes in ASC Topic 740. Prior to adoption of the new standard, the reversal of valuation allowances recorded in purchase accounting would first reduce goodwill to zero, and then reduce the other acquired non-current intangible assets to zero, and then be reflected in income tax expense. Upon adoption of the new standard, the reversals of pre-acquisition valuation allowances that do not qualify as a measurement period adjustment are reflected in income tax expense. During the years ended December 31, 2008 and 2007, the Company recorded $5 and $4, respectively, of valuation allowance reversals for deferred tax assets acquired as part of the Impsat acquisition as a reduction in goodwill. Lastly, the new guidance nullified the guidance previously found in AICPA Practice Bulletin No. 11, “Accounting for Pre-confirmation Contingencies in Fresh Start Reporting,” which had required adjustments of pre-confirmation contingencies to be separately disclosed in income or loss from continuing operations. Subsequent to adoption, adjustments in income tax contingencies are recognized in provision for income taxes and non-income tax contingencies in operating income or loss.

In March 2008, the FASB issued enhanced disclosure guidance related to derivatives and hedging activities codified in ASC Topic 815, under which entities must describe: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The adoption of these disclosure requirements, which were effective for both interim and annual reporting periods beginning after November 15, 2008, did not have a material impact on the Company’s consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

3. RESTRUCTURING

Below is a description of the Company’s significant restructuring plans:

2007 Restructuring Plans

During 2007, the Company implemented initiatives to generate operational savings which included organizational realignment and functional consolidation resulting in the involuntary separation of employees. As a result of these initiatives, during 2007 the Company incurred a net charge of $10 for one-time severance and related benefits which was included in selling, general and administrative expenses in the consolidated statement of operations. On a segment basis, $2 and $8 were recorded to the GCUK and ROW Segments, respectively. As of both December 31, 2009 and 2008, all severance amounts have been paid under the plan.

The Company adopted a restructuring plan as a result of the Impsat acquisition (see Note 4) under which redundant Impsat employees were terminated. As a result, the Company incurred cash restructuring costs of approximately $8 for severance and related benefits. The liabilities associated with this restructuring plan have been accounted for as part of the purchase price of Impsat. As of December 31, 2009 and 2008, the remaining liability of the restructuring reserve including accrued interest was $7 and $8, respectively, all related to the GC Impsat Segment. In July 2009, the Company settled one claim initiated in October 2007 by a former director and officer of Impsat to be paid out in installments through February 2011.

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slowdown of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated employees and vacated facilities. All amounts incurred for employee separations were paid as of December 31, 2004 and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The undiscounted facilities closing reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $94 as of December 31, 2009), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2009, anticipated third party sublease receipts were $81, representing $34 from subleases already entered into and $47 from subleases projected to be entered into in the future.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the years ended December 31, 2009 and 2008:

Facility Closings
Balance at January 1, 2008	$26
Change in estimated liability	6
Deductions	(12)
Foreign currency impact	(2)

Balance at December 31, 2008	18
Change in estimated liability	6
Deductions	(8)
Foreign currency impact	1

Balance at December 31, 2009	$17

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

4. ACQUISITIONS

Impsat Acquisition

On May 9, 2007, the Company acquired Impsat for cash of $9.32 per share of Impsat common stock, representing a total equity value of approximately $95. The total purchase price including direct costs of acquisition was approximately $104. Impsat is a leading Latin American provider of IP, hosting and value-added data solutions. As a result of the acquisition, the Company is able to provide greater breadth of services and coverage in the Latin American region and enhance its competitive position as a global service provider. The results of Impsat’s operations are included in the consolidated financial statements commencing May 9, 2007.

In connection with the Impsat acquisition, the Company recorded a $27 non-cash, non-taxable gain from the deemed settlement of existing telecom services agreements with Impsat. Under these agreements, the Company earned revenues or incurred expenses that, based on current market rates at the acquisition date, were favorable to the Company. EITF No. 04-1, “Accounting for Pre-Existing Relationships between the Parties to a Business Combination,” which was applicable at the time of the Impsat acquisition but has since been nullified by the FASB’s new standard of accounting for business combinations, stipulated that business relationships between an acquirer and acquiree pre-existing a business combination were to be analyzed as a separate element of accounting and that the gain or loss on the effective termination of these pre-existing business relationships were to be recorded at the date of acquisition as an adjustment to goodwill. The gain recorded as goodwill, represents the net present value of the favorable portion of the fees over the remaining life of the agreements. This gain is included in other income, net in the consolidated statement of operations for the year ended December 31, 2007.

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Impsat had occurred at January 1, 2007:

Twelve Months Ended December 31, 2007
Revenue	$2,371
Loss applicable to common shareholders	$(325)
Loss applicable to common shareholders per common share—basic and diluted	$(7.65)

Included in the pro forma consolidated results of operations for the year ended December 31, 2007 are the following significant non-recurring items: (i) a charge of $30 representing the accelerated issuance of common stock to STT Crossing Ltd. on account of foregone interest through the original scheduled maturity date of the Mandatorily Convertible Notes as an inducement to convert the Mandatorily Convertible Notes, which is included in other income, net in the accompanying consolidated statements of operations (see Note 11); (ii) expenses of approximately $8 related to the write off of deferred financing fees for a bridge loan facility which was terminated upon issuance of the GC Impsat Notes; these expenses are included in other income, net in the accompanying consolidated statements of operations; (iii) a $27 non-cash , non-taxable gain from the deemed settlement of pre-existing arrangements with Impsat which is included in other income, net in the accompanying consolidated statements of operations (see discussion above); (iv) a $31 gain due to the decision to change the use of restructured facilities at our ROW Segment from idle to productive assets as a result of the development of a collocation hosting business, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations (see Note 3); and (v) a $35 gain due to the reversal of

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

contingent liability accruals for a tax claim against the Company which was dismissed by the tax court, which is recorded as $27 in net pre-confirmation contingencies and $8 in interest expense in the accompanying consolidated statement of operations.

The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated result of operations that would have been reported had the Impsat acquisition been completed as of the beginning of the periods presented, nor should it be taken as indicative of the Company’s future consolidated results of operations.

5. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31,
	2009	2008
Accounts receivable:
Billed	$318	$337
Unbilled	60	57

Total accounts receivable	378	394
Allowances	(50)	(58)

Accounts receivable, net of allowances	$328	$336

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company has some concentrations of credit risk from other telecommunications providers within its carrier sales channels (see Note 2).

6. PREPAID COSTS AND OTHER CURRENT ASSETS

Prepaid assets and other current assets consist of the following:

	December 31,
	2009	2008
Prepaid capacity, third party maintenance and deferred installation costs	$19	$28
Prepaid taxes, including value added taxes in foreign jurisdictions	37	24
Prepaid rent and insurance	8	8
Income tax receivable	13	11
Other	24	32

Total prepaid costs and other current assets	$101	$103

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

7. PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, consist of the following:

	December 31,
	2009	2008
Land	$23	$24
Buildings	118	97
Leasehold improvements	71	69
Furniture, fixtures and equipment	167	140
Transmission equipment	2,070	1,750
Construction in progress	47	71

Total property and equipment	$2,496	$2,151
Accumulated depreciation	(1,216)	(851)

Property and equipment, net	$1,280	$1,300

Assets recorded under capital lease agreements included in property and equipment consisted of $234 and $203 of cost less accumulated depreciation of $107 and $80 at December 31, 2009 and 2008, respectively.

Labor related to internally developed software in the amount of $32 and $23 was capitalized at December 31, 2009 and December 31, 2008, respectively. The accumulated depreciation related to this internal labor was $11 and $5 at December 31, 2009 and 2008, respectively.

Depreciation and amortization expense related to property and equipment including cost of access installation costs (see Note 2) for the years ended December 31, 2009, 2008 and 2007 was approximately $336, $321 and $259, respectively.

8. INTANGIBLES

Goodwill

Changes in the carrying amount of goodwill are as follows:

	GCUK	GC Impsat	Total
Balance at December 31, 2007	$6	$152	$158
Foreign currency impact and other adjustments	(2)	(9)	(11)

Balance at December 31, 2008	$4	$143	$147
Foreign currency impact	1	27	28

Balance at December 31, 2009	$5	$170	$175

Goodwill acquired in the GCUK Segment resulted from the Company’s acquisition of Fibernet on October 11, 2006 while goodwill acquired in the GC Impsat Segment resulted from the Company’s acquisition of Impsat on May 9, 2007.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The reduction of goodwill for the year ended December 31, 2008 resulted from foreign exchange translation adjustments and the reversal of valuation allowances for deferred tax assets acquired as part of the Impsat acquisition which has been recorded as a provision for income taxes and a reduction in goodwill (see Note 14). This reduction was partially offset by purchase price adjustments to our preliminary allocation of the acquisition costs of the Impsat acquisition (see Note 4).

The increase in goodwill for the year ended December 31, 2009 resulted from foreign exchange translation adjustments.

Other Intangible Assets

	Estimated Useful Life	December 31, 2009		December 31, 2008
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer contracts	4 yrs	$4	$(3)	$3	$(1)
Customer relationships	10-12 yrs	30	(9)	26	(5)
Software	1-4 yrs	3	(2)	4	(2)

Total		$37	$(14)	$33	$(8)

Intangible asset amortization expense was $4, $5 and $5 for the years ended December 31, 2009, 2008 and 2007, respectively.

The following table projects the expected future amortization of the above intangible assets for the next five years:

Year Ending December 31,
2010	$4
2011	3
2012	3
2013	3
2014	2

$15

9. INVESTMENTS

In 2008, the Company participated in a debt auction held by the Venezuelan government to purchase $10 par value of U.S. Dollar-denominated bonds in connection with the Company’s currency exchange risk mitigation efforts. The purchase price of the bonds was $11. The Company received approval to purchase the bonds and sold these bonds immediately upon receipt at a price of $8, which resulted in an approximate 27% discount. The loss was included in other income (expense), net in our consolidated statements of operations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

10. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2009	2008
Accrued taxes, including value added taxes in foreign jurisdictions	$117	$94
Accrued payroll, bonus, commissions, and related benefits	58	45
Accrued professional fees	9	12
Accrued interest	29	16
Accrued real estate and related costs	22	15
Accrued capital expenditures	4	10
Current portion of capital lease obligations	49	52
Income taxes payable	10	8
Accrued third party maintenance costs	10	7
Customer deposits	34	33
Other	79	69

Total other current liabilities	$421	$361

11. DEBT

Outstanding debt obligations consist of the following:

	December 31,
	2009	2008
12% Senior Secured Notes	$750	$—
GCUK Senior Secured Notes	439	425
5% Convertible Notes	144	144
GC Impsat Notes	1	225
Term Loan Agreement	—	344
Other	25	35
Add: unamortized premium on GCUK Senior Secured Notes issued December 28, 2006	5	5
Less: unamortized discount on 12% Senior Secured Notes issued September 22, 2009	(15)	—
Less: unamortized discount on GCUK Senior Secured Notes issued December 23, 2004	(3)	(3)
Less: unamortized discount on 5% Convertible Notes issued May 30, 2006	(14)	(22)

Total debt obligations	1,332	1,153
Less: current portion of long term debt and short term debt	(37)	(26)

Noncurrent debt obligations	$1,295	$1,127

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Future maturities of debt are as follows as of December 31, 2009:

2010	$37
2011	150
2012	1
2013	—
2014	420
Thereafter	751

Total future maturities	$1,359
Net unamortized premium on GCUK Senior Secured Notes	2
Unamortized discount on 12% Senior Secured Notes	(15)
Unamortized discount on 5% Convertible Notes	(14)

Total debt obligations	$1,332

12% Senior Secured Notes

On September 22, 2009, the Company issued $750 in aggregate principal amount of 12% Senior Secured Notes due September 15, 2015 at an issue price of 97.944% of their par value. Interest on the notes accrues at the rate of 12% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year through maturity, commencing on March 15, 2010. The transaction was intended to simplify the Company’s capital structure and to improve the Company’s liquidity and financial flexibility by effectively extending the May 2012 maturity of the Company’s Term Loan Agreement, reducing contractual restrictions on intercompany transactions between the Company’s GC Impsat and ROW Segments, and increasing the Company’s consolidated cash balance.

The 12% Senior Secured Notes are guaranteed by the vast majority of the Company’s direct and indirect subsidiaries other than the subsidiaries comprising the GCUK Segment. The obligations of GCL and the guarantors in respect of the notes are senior obligations which rank equal in right of payment with all of their existing and future senior indebtedness. In addition, the 12% Senior Secured Notes are secured by first-priority liens, subject to certain exceptions, on GCL’s and certain of the guarantor’s existing and future assets. These assets generally include the “Specified Tangible Assets” (defined in the notes indenture as cash and cash equivalents, accounts receivable from third parties and property, plant and equipment (other than property, plant and equipment under capital leases and leasehold improvements)) of GCL and the “Grantor Guarantors” organized in “Approved Jurisdictions” (as such terms are defined in the notes indenture). The book value of such “Specified Tangible Assets” as of December 31, 2009 was $1,252, which exceeds the $1,000 threshold required to incur indebtedness and make restricted payments pursuant to certain of the exceptions to the covenants in the notes indenture.

The indenture governing the notes contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s subsidiaries (other than those comprising the GCUK Segment) to: (1) incur or guarantee additional indebtedness or issue preferred stock; (2) pay dividends or make other distributions; (3) make certain investments (including investments in the GCUK Segment); (4) enter into arrangements that restrict dividends or other payments to the Company from the Company’s restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of the Company’s assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The Company used proceeds from the issuance of the 12% Senior Secured Notes to: (i) repay the Term Loan Agreement in full, together with a 1% prepayment penalty and unpaid interest to but not including the date of repayment (total cost of $348); (ii) purchase all of the GC Impsat Notes validly tendered in a tender offer for such notes, including a consent fee of 5% of the principal amount of those notes tendered by the early withdrawal date (total cost of $237); and (iii) pay the estimated initial purchaser discounts, professional fees and other transactions fees and expenses in connection with the offering. After these costs, the remaining $125 is to be used for general corporate purposes.

Included in other income (expense), net in the Company’s consolidated statements of operations for 2009 is a charge of approximately $29 recorded in connection with the early extinguishment of the GC Impsat Notes and Term Loan Agreement.

At any time prior to September 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate original principal amount of the 12% Senior Secured Notes at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings by GCL. In addition, on or after September 15, 2012, the Company may redeem all or a part of the 12% Senior Secured Notes at the redemption prices of 106%, 103% or 100% of par during 2012, 2013, and 2014 and thereafter, respectively.

The 12% Senior Secured Notes are not registered under the Securities Act and the initial purchasers agreed to sell the notes only: (i) in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act; and (ii) outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. However, the Company is required to register an identical series of notes with the Securities and Exchange Commission and to offer to exchange those registered notes for the notes issued in connection with the initial offering by September 22, 2010, subject to possible extensions under certain circumstances. GCL expects to complete the registration and exchange offer on or before the date specified above. However, in the event of registration default, the Company would be obligated to pay additional interest in an amount equal to 0.25% per annum on the principal amount of the notes, with such rate increasing by an additional 0.25% for each subsequent 90-day period until the registration default is cured, up to a maximum rate of additional interest of 1.00% per annum. The maximum possible additional interest payable in the period from September 22, 2010 to September 15, 2015 (the maturity date) would be $35.

GCUK Senior Secured Notes

On December 23, 2004, Global Crossing (UK) Finance PLC (“GCUK Finance”), a wholly owned financing subsidiary of the Company’s Global Crossing (UK) Telecommunications Limited subsidiary (together with its subsidiaries, “GCUK”) issued $200 in aggregate principal amount of 10.75% U.S. Dollar denominated senior secured notes and 105 pounds sterling aggregate principal amount of 11.75% pounds sterling denominated senior secured notes (collectively, the “GCUK Notes”). The U.S. Dollar and sterling denominated notes were issued at a discount of approximately $3 and 2 pounds sterling, respectively, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $398. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is payable in cash semi-annually on June 15 and December 15.

On December 28, 2006, GCUK Finance issued an additional 52 pounds sterling aggregate principal amount of pound sterling denominated GCUK Notes. The additional notes were issued at a premium of approximately 5 pounds sterling, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $111.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance, but certain material assets of GCUK do not serve as collateral for the GCUK Notes.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the U.S. Dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. GCUK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

As required by the indenture governing the GCUK Notes, within 120 days after the end of each twelve month period ending December 31, GCUK must offer (the “Excess Cash Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. With respect to the 2008 Excess Cash Offer, the Company made an offer for and purchased approximately $11 in principal amount of the GCUK Notes, plus accrued interest through the purchase date.

With respect to the 2009 Excess Cash Offer, the Company anticipates making an offer of approximately $19, exclusive of accrued but unpaid interest. Any such offer is required to be made within 120 days of year-end, and the associated purchases are required to be completed within 150 days after year-end.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under the indenture governing the GCUK Notes. Under the indenture such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Excess Cash Offer; and (iii) would generally be limited to 50% of GCUK’s Designated GCUK Cash Flow plus the portion, if any, of the applicable Excess Cash Offer that the holders of the notes decline to accept. In addition, so long as GCUK is not then in default under the indenture, GCUK may make up to 10 pounds sterling (approximately $16 at the exchange rate at December 31, 2009) in the aggregate in restricted payments in excess of 50% of Designated GCUK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GCUK Excess Cash Flow. The terms of any inter-company loan by GCUK to the Company or the Company’s other subsidiaries are required by the GCUK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GCUK, including its independent members. In the exercise of their fiduciary duties, GCUK’s directors will require GCUK to maintain a minimum cash balance in an amount they deem prudent.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

In order to better manage the Company’s foreign currency risk, the Company entered into a five-year cross- currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the $200 U.S. Dollar denominated GCUK Notes. The swap transaction converted the U.S. Dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty was granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements were subject to early termination upon events of default under the indenture governing the GCUK Notes.

For accounting purposes, the cross-currency interest rate swap was classified as a cash flow hedge. The Company measured the effectiveness of this derivative instrument on a cumulative basis, comparing changes in the cross-currency interest rate swaps cash flows since inception with changes in the hedged item’s cash flows (the interest payment on the $200 U.S. Dollar-denominated GCUK Notes). The cross-currency interest rate swap expired in 2009 (see Note 19).

5% Convertible Notes

On May 30, 2006, the Company completed a public offering of $144 aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) for total gross proceeds of $144. The 5% Convertible Notes rank equal in right of payment with any other senior indebtedness of Global Crossing Limited, except to the extent of the value of any collateral securing such indebtedness. The notes were priced at par value, mature on May 15, 2011, and accrue interest at 5% per annum, payable semi-annually on May 15 and November 15 of each year. The 5% Convertible Notes may be converted at any time prior to maturity at the option of the holder into shares of the Company’s common stock at a conversion price of approximately $22.98 per share. At any time prior to maturity, the Company may unilaterally and irrevocably elect to settle the Company’s conversion obligation in cash and, if applicable, shares of the Company’s common stock, calculated as set forth in the indenture governing the 5% Convertible Notes. During the twelve months ended May 20, 2010, the Company may redeem some or all of the 5% Convertible Notes for cash at a redemption price equal to 101% of the principal amount being redeemed, plus accrued and unpaid interest. The Company may be required to repurchase, for cash, all or a portion of the notes upon the occurrence of a fundamental change (i.e., a change in control or a delisting of the Company’s common stock) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, or, in certain cases, to convert the notes at an increased conversion rate based on the price paid per share of the Company’s common stock in a transaction constituting a fundamental change.

Concurrent with the closing of the 5% Convertible Notes offering the Company purchased a portfolio of U.S. treasury securities with total face value of $21 for $20, and pledged these securities to collateralize the first six interest payments due on the 5% Convertible Notes. At December 31, 2009 and 2008, nil and $4, respectively, of these securities are included in prepaid costs and other current assets. (See Note 6).

See Note 2 for accounting guidance in ASC Topic 470 with respect to debt with conversion and other options.

GC Impsat Notes

On February 14, 2007, GC Impsat, a wholly owned subsidiary of the Company, issued $225 in aggregate principal amount of 9.875% senior notes due February 15, 2017 (the “GC Impsat Notes”). Interest on these notes was payable in cash semi-annually in arrears every February 15 and August 15, commencing August 15, 2007.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The proceeds of this offering were used to finance a portion of the purchase price (including the repayment of indebtedness and payment of fees) of the Company’s acquisition of Impsat, which was consummated on May 9, 2007 (see Note 4). Pursuant to a pledge and security agreement, entered into on the date of the acquisition, GC Impsat maintained a debt service reserve account in the name of the collateral agent for the benefit of the note holders equal to two interest payments ($22) on the GC Impsat Notes until certain cash flow metrics were met. At December 31, 2007, the amounts included in the debt service reserve account were included in long-term restricted cash and cash equivalents. During 2008, those cash flow metrics were met and the $22 debt service reserve funds for the GC Impsat Notes were released to unrestricted cash and cash equivalents.

The GC Impsat Notes were senior unsecured obligations of GC Impsat and ranked equal in right of payment with all of its other senior unsecured debt. Upon consummation of the acquisition, the restricted subsidiaries of GC Impsat (including Impsat Fiber Networks Inc. and substantially all of its subsidiaries, other than its Colombian subsidiary) guaranteed the GC Impsat Notes on a senior unsecured basis, ranking equal in right of payment with all of their other senior unsecured debt.

The indenture for the GC Impsat Notes limited GC Impsat’s and its restricted subsidiaries’ ability to, among other things: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions; (3) make certain investments or other restricted payments; (4) enter into arrangements that restrict dividends or other payments to GC Impsat from its restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of its assets. All of these limitations were subject to a number of important qualifications and exceptions set forth in the indenture.

During 2009, the Company used a portion of the proceeds from the issuance of the 12% Senior Secured Notes to purchase all of the GC Impsat Notes validly tendered in the Company’s 2009 tender offer for such notes. See “12% Senior Secured Notes” above.

Term Loan Agreement and Conversion of the Mandatorily Convertible Notes

On May 9, 2007, the Company entered into a senior secured term loan agreement (the “Term Loan Agreement”) with Goldman Sachs Credit Partners L.P. and Credit Suisse Securities (USA) LLC pursuant to which it borrowed $250 on that date. The Term Loan Agreement was amended on June 1, 2007 to, among other things, provide for the borrowing of an additional $100 on that date. These term loans (i) were to mature on May 9, 2012, with amortization of 0.25% of principal repayable on a quarterly basis and the remaining principal due at maturity, (ii) bore interest at LIBOR plus 6.25% per annum payable quarterly, (iii) had repayment premiums of 103% in the first year, 102% in the second year and 101% in the third year, and (iv) were guaranteed by all of the Company’s subsidiaries and secured by substantially all the assets of the Company and its subsidiaries, in each case other than those subsidiaries forming part of its Latin American operations or its GCUK Segment. The Term Loan Agreement limited the Company’s and the guarantor subsidiaries’ ability, among other things, to: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions; (3) make certain investments or other restricted payments; (4) enter into arrangements that restrict dividends or other payments to the Company from its restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of its assets. In addition, the Term Loan Agreement included financial maintenance covenants requiring our ROW Segment to maintain a minimum consolidated cash balance at all times and required us to maintain, as of the end of each fiscal quarter starting with June 30, 2008, a maximum ratio of consolidated debt to a designated measure of consolidated earnings. All of these limitations were subject to a number of important qualifications and exceptions set forth in the Term Loan Agreement.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

On September 12, 2007, the Company satisfied its initial obligations regarding the implementation of a collateral package securing its obligations under the Term Loan Agreement. In accordance with the terms of such agreement, the Company had an obligation to ensure that the facility was guaranteed by all its subsidiaries and secured by substantially all the assets of the Company and its subsidiaries, in each case other than those subsidiaries forming part of its Latin American operations or its GCUK Segment and excluding guarantees and assets as to which the Administrative Agent for the facility reasonably determined that the cost of obtaining such guarantee or security interest was excessive in relation to the benefit afforded to the facility’s lenders.

A portion of the proceeds of the Term Loan Agreement was used to repay in full the Company’s $55 working capital facility with Bank of America, N.A. (and other lenders), to cash collateralize $29 of letters of credit issued under the facility (or replacement thereof) and to fund a portion of the Impsat acquisition. The working capital facility has been terminated and no further extensions of credit will be made thereunder. Approximately $2 of unamortized deferred financing fees related to the working capital facility was expensed in other income, net in the consolidated statement of operations during 2007. The remaining net proceeds of the Term Loan Agreement was used for working capital and general corporate purposes.

In conjunction with the recapitalization pursuant to which the Company entered into the Term Loan Agreement, on August 27, 2007, STT Crossing Ltd converted $250 original principal amount of 4.7% payable-in-kind mandatory convertible notes (the “Mandatorily Convertible Notes”) into approximately 16.58 million shares of common stock. Upon such conversion, the debt interests of STT Crossing Ltd. were terminated. As consideration for the subordination of the Mandatorily Convertible Notes to the Term Loan Agreement through the conversion date, the Company paid STT Crossing Ltd. a consent fee of $7.5 in cash shortly after closing in the second quarter 2007 and, at conversion of the Mandatorily Convertible Notes, an additional fee paid in shares of common stock valued at $10.5. The 16.58 million shares of common stock received by STT Crossing Ltd. included the shares representing the $10.5 consent fee as well as shares valued at $30 representing foregone interest through the original scheduled maturity date of the Mandatorily Convertible Notes. The $18 of consent fees was considered a debt modification and was recorded as a reduction in the carrying value of the Mandatorily Convertible Notes in the second quarter of 2007. The $30 of foregone interest was considered an inducement to convert and was recorded in other income, net upon conversion of the Mandatorily Convertible Notes in the third quarter of 2007. At conversion, the carrying value of and all accrued interest on the notes, as well as the consent fee paid in common shares, all of which together totaled $329, were reclassified to common stock and additional paid in capital.

During 2009, the Company used a portion of the proceeds from the issuance of the 12% Senior Secured Notes to repay the Term Loan Agreement in full, together with a 1% prepayment penalty and unpaid interest to but not including the date of repayment. See “12% Senior Secured Notes” above.

Other Financing Activities

During 2009, the Company entered into various capital leasing arrangements that aggregated $66 in total leased amount, including $7 of sales leaseback proceeds. These agreements have terms that range from 18 to 144 months and implicit interest rates that range from 3.4% to 20.7%, with a weighted average effective interest rate of 9.4%.

During 2009, the Company purchased certain assets held under capital leases. The Company paid approximately $23 to purchase the assets of which $14 and $9, respectively, are reflected as repayment of capital lease obligations and purchases of property and equipment on the consolidated statement of cash flows.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

During 2009, the Company also entered into debt agreements having an aggregate principal amount of $6. These agreements have terms that range from 6 to 12 months, $4 of which have variable interest rate based on a spread over the Colombian Fixed Term Deposit Rate and $2 based on a spread over the Brazilian Inter-bank Lending Rate.

12. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases. At December 31, 2009, future minimum payments under these capital leases are as follows and are included in other current liabilities and obligations under capital lease in the accompanying consolidated balance sheet:

Year Ending December 31,
2010	$58
2011	44
2012	22
2013	8
2014	6
Thereafter	39

Total minimum lease payments	177
Less: amount representing interest	(38)

Present value of minimum lease payments	139
Less: current portion (Note 10)	(49)

Long term obligations under capital leases	$90

13. SHAREHOLDERS’ DEFICIT

Preferred Stock

On the Effective Date, GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “GCL Preferred Stock”). The GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will not be payable in cash until after GCL and its subsidiaries achieve cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more as demonstrated in the audited consolidated financial statements. The GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180). The GCL Preferred Stock ranks senior to all other capital stock of GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of GCL will be shared pro rata by the holders of Common Stock and Preferred Stock on an as-converted basis. Each share of GCL Preferred Stock is convertible into one share of GCL Common Stock at the option of the holder.

The preferred stock votes on an as-converted basis with the GCL common stock, but has class voting rights with respect to any amendments to the terms of the GCL Preferred Stock. As long as ST Telemedia beneficially owns at least 15% or more of GCL Common Stock on a non-diluted and as-converted basis, excluding up to 3,478,261 shares of GCL common stock reserved or issued under the new management stock incentive plan

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

(“Stock Incentive Plan”) adopted by GCL on the Effective Date, its approval will be required for certain major corporate actions of the Company and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

At December 31, 2009 and 2008, accrued dividends were $22 and $18, respectively, and are included in other deferred liabilities in the accompanying consolidated balance sheets.

Common Stock

On the Effective Date, GCL was authorized to issue 55,000,000 shares of common stock. In 2006, upon approval from shareholders, the number of authorized shares was increased to 85,000,000. In 2007, upon approval from shareholders, the number of authorized shares was increased to 110,000,000. Pursuant to the Plan of Reorganization, upon the Company’s emergence from bankruptcy, GCL issued 15,400,000 shares of common stock to its pre-petition creditors and issued 6,600,000 shares of common stock to a subsidiary of ST Telemedia. 18,000,000 shares of common stock were reserved for the conversion of the GCL Preferred Stock, while an additional 3,478,261 shares of common stock were reserved for issuance under GCL’s 2003 Stock Incentive Plan. During 2005 the shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 8,378,261. In 2007, upon approval from shareholders, shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 11,378,261. In 2008, upon approval from shareholders, shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 19,378,261. In 2009, the shares of common stock reserved for issuance under the Stock Incentive Plan remained at 19,378,261.

On May 30, 2006, the Company completed a public offering of 12,000,000 shares of common stock at $20 per share for gross proceeds of $240. A subsidiary of ST Telemedia purchased 6,226,145 shares of common stock in the offering.

In conjunction with the recapitalization pursuant to which the Company entered into the Term Loan Agreement, on August 27, 2007, STT Crossing Ltd converted $250 original principal amount of mandatorily convertible notes due December 2008 (the “Mandatorily Convertible Notes”) into approximately 16.58 million shares of common stock. Upon such conversion, the debt interests of STT Crossing Ltd. were terminated. As consideration for the subordination of the Mandatorily Convertible Notes to the Term Loan Agreement through the conversion date, the Company paid STT Crossing Ltd. a consent fee of $7.5 in cash shortly after closing in the second quarter 2007 and, at conversion of the Mandatorily Convertible Notes, an additional fee paid in shares of common stock valued at $10.5. The 16.58 million shares of common stock received by STT Crossing Ltd. included the shares representing the $10.5 consent fee as well as shares valued at $30 representing foregone interest through the original scheduled maturity date of the Mandatorily Convertible Notes. The $18 of consent fees was considered a debt modification and was recorded as a reduction in the carrying value of the Mandatorily Convertible Notes. The $30 of unearned accrued interest was considered an inducement to convert and was recorded in other expense, net upon conversion of the Mandatorily Convertible Notes. At conversion, the carrying value of and all accrued interest on the notes, as well as the consent fee paid in common shares, all of which together totaled $329, were reclassified to common stock and additional paid in capital.

Each share of GCL common stock has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated by-laws of GCL contain certain special

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

protections for minority shareholders, including certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of GCL Common Stock under certain circumstances.

14. INCOME TAX

The benefit (provision) for income taxes is comprised of the following:

	Year Ended December 31,
	2009	2008	2007
Current	$(21)	$(14)	$(9)
Deferred	20	(35)	(54)

Total income tax benefit (provision)	$(1)	$(49)	$(63)

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions that impose income taxes.

The current tax provision includes income, asset and withholding taxes for the years ended December 31, 2009, 2008 and 2007 of $21, $14, and $9, respectively. The deferred tax benefit for the year ended December 31, 2009 of $(20) resulted from a partial release of a valuation allowance on deferred tax assets. Fresh start accounting resulted in a net deferred tax provision of $30 and $41 in 2008 and 2007, respectively, resulting from the utilization of pre-emergence net deferred tax assets that were offset by a full valuation allowance. The reversal of the valuation allowance that existed at the fresh start date was first recorded as a reduction of intangibles to zero and thereafter as an increase in additional paid-in-capital. The new accounting standard for business combinations also amended guidance for accounting for income taxes codified in ASC Topic 740 such that as of January 1, 2009 the reversal of pre-emergence valuation allowances are recorded as a reduction of tax expense.

The deferred income tax provision reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 31,
	2009		2008
	Assets	Liabilities	Assets	Liabilities
Property and equipment	$311	$—	$381	$—
Net operating loss (“NOL”) carry forwards	1,747	—	1,545	—
Allowance for doubtful accounts	175	—	194	—
Deferred revenue	—	(22)	—	(30)
Other	103	—	204	—

	2,336	(22)	2,324	(30)
Valuation allowance	(2,294)	—	(2,294)	—

	$42	$(22)	$30	$(30)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The Company’s valuation allowance changed in the amount of nil, $(369) and $131 for the years ended December 31, 2009, 2008 and 2007, respectively. In evaluating the amount of valuation allowance required, the Company considers each subsidiary’s prior operating results, future plans and expectations and prudent and feasible tax planning strategies. The utilization period of the NOL carry forwards and the turnaround period of other temporary differences are also considered.

A substantial amount of the Company’s pre-emergence NOL’s and other deferred assets generated prior to the bankruptcy have been reduced as a result of the discharge and cancellation of various pre-petition liabilities. As of December 31, 2009 the Company has NOL carry forwards of $4,766, $1,111, $499 and $1 in Europe, North America, Latin America and Asia, respectively.

During 2008 and 2007, the Company realized $5 and $4, respectively of tax benefits as a result of the reversal of valuation allowances for deferred tax assets acquired as part of the Impsat acquisition. The recognition of the tax benefits for those items (by elimination of the valuation allowance) after the acquisition date resulted in a reduction of goodwill. This accounting treatment does not result in any change in liabilities to taxing authorities or in cash flows. The new accounting standard for business combinations also amended guidance for accounting for income taxes codified in ASC Topic 740, such that as of January 1, 2009 the reversal of pre-acquisition valuation allowances are recorded as a reduction of tax expense.

During 2007, the Company increased its valuation allowance to reduce the U.K. deferred tax assets by $9 to reflect the amount considered more likely than not to be realized. At December 31, 2009 and 2008, the U.K. deferred tax assets have a full valuation allowance recorded against them.

On January 1, 2007, the Company adopted the guidance in ASC Topic 740 with respect to accounting for uncertainty in income taxes, which state that an “enterprise shall initially recognize the financial statement effects of a tax position where it is more likely than not, based on the technical merits, that the position will be sustained upon examination.” “More likely than not” is defined as a likelihood of greater than 50% based on the facts, circumstances and information available at the reporting date.

The total amount of the unrecognized tax benefits as of the date of December 31, 2008 and 2009 was $32 and $29, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$11
Additions based on tax positions related to the current year	1
Additions for tax positions of prior years	4
Additions for tax positions of new acquisitions	5
Decrease for tax positions of prior years	(1)

Balance at December 31, 2007	20
Additions for tax positions of prior years	15
Decrease for tax positions of prior years	(3)

Balance at December 31, 2008	32
Additions for tax positions of prior years	1
Decrease for tax positions of prior years	(2)
Settlements	(2)

Balance at December 31, 2009	$29

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Included in the balance of unrecognized tax benefits at December 31, 2009 and 2008, are $24 and $22, respectively of tax benefits that, if recognized, would affect the effective tax rate. The Company also recognizes interest accrued related to unrecognized tax benefits in interest expense, and penalties in income tax expense. For the years ended December 31, 2009 and 2008, the Company accrued $3 and $3, respectively, of interest and penalties related to unrecognized tax benefits. The Company had approximately $21, $18 and $15 for the payment of interest and penalties accrued in other current liabilities and other deferred liabilities at December 31, 2009, 2008 and 2007, respectively. It is not expected that the amount of unrecognized tax benefits will change significantly in the next twelve months.

During 2007, the Company received notification from the Internal Revenue Service that its audit of the Company’s 2002, 2003 and 2004 tax years had resulted in the tax returns being accepted as filed, without change. Accordingly, the Company is no longer subject to U.S. federal income tax examination for periods prior to 2005. With respect to the United Kingdom, as of December 31, 2009, the Company is no longer subject to income tax inquiries by Her Majesty’s Revenue & Customs for the years up to and including 2006. The Company is also subject to taxation in various states and other foreign jurisdictions.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems inappropriate. In management’s opinion, adequate provision for income taxes has been made for all years that are open to audit.

15. REORGANIZATION ITEMS

Pre-confirmation Contingencies

During the years ended December 31, 2008 and 2007, the Company settled various third-party disputes and revised its estimated liability for other disputes related to periods prior to the emergence from chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulletin 11, which was nullified as of the effective date of the new standard for accounting for business combinations (See Note 2). The resulting net gain on the settlements and change in estimated liability of $10 and $33 is included within net gain on pre-confirmation contingencies in the consolidated statement of operations for the years ended December 31, 2008 and 2007, respectively. The most significant portion of the gain is a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies. During 2007, the Company released a significant accrual relating to a foreign customs tax audit.

16. LOSS PER COMMON SHARE

Basic loss per common share is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends of $4, $4 and $4, respectively, for each of the years ended December 31, 2009, 2008 and 2007.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had net losses for each of the years ended December 31, 2009, 2008 and 2007, diluted loss per common share is the same as basic loss per common share, as any potentially dilutive securities would reduce the loss per share.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Diluted loss per share for the years ended December 31, 2009, 2008 and 2007 does not include the effect of the following potential shares, as they are anti-dilutive:

Potential common shares excluded from the calculation of diluted loss per share	Year Ended December 31,
	2009	2008	2007
		(millions)
Convertible preferred stock	18	18	18
Employee stock awards	1	1	2

Total	19	19	20

Employee stock awards to purchase approximately one million shares for $10.16 or $15.39 per share were not included in the above table for the year ended December 31, 2009 as the exercise price is greater than the average market price per share.

The 5% Convertible Notes which are convertible into approximately 6.3 million shares at a conversion price of $22.98 per share were not included in the above table as the conversion price is greater than the average market price per share for each of the years ended December 31, 2009, 2008, and 2007.

17. STOCK-BASED COMPENSATION

The Company recognized $18, $55, and $51, respectively, of non-cash stock related expenses for the year ended December 31, 2009, 2008 and 2007. These expenses are included in selling, general and administrative expenses and real estate, network and operations in the consolidated statements of operations. Stock-related expenses for each period relate to share-based awards granted under Global Crossing Limited 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) and reflect awards outstanding during such period, including awards granted both prior to and during such period. Under the 2003 Stock Incentive Plan, the Company is authorized to issue, in the aggregate, share-based awards of up to 19,378,261 common shares to employees, directors and consultants who are selected to participate. As of December 31, 2009, unrecognized compensation expense related to the unvested portion of all restricted stock units was approximately $20 and is expected to be recognized over the next 2.8 years.

Sales Equity Program

During 2008, the Company adopted the Global Crossing Sales Equity Program (“Sales Equity Program”) for the Company’s sales, sales support and sales engineering employees excluding those in Latin America, Canada and Asia. This program allowed management level employees to elect to receive 100% of their earned commissions in fully vested shares of common stock of GCL. Non-management employees could elect to receive 50% of their earned commissions in fully vested shares of common stock and the remaining 50% will be paid in cash. As an additional incentive for participating in the Sales Equity Program, the value of the portion paid in stock was increased by 5%, which was subsequently increased to 7.5% effective June 1, 2008. Included in the total 2008 non-cash stock related expenses was $10 related to this program. This program was cancelled in the fourth quarter of 2008.

Stock Options

Stock options are exercisable over a ten-year period, vest over a three-year period and have an exercise price of $10.16 or $15.39 per share. No stock options were granted during 2007, 2008 and 2009.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Information regarding options outstanding for the years ended December 31, 2009, 2008 and 2007 is summarized below:

	Number Outstanding	Weighted Average Exercise Price
Balance as of January 1, 2007	1,625,730	$11.88
Exercised	(351,447)	$11.22
Forfeited	(22,804)	$15.39

Balance as of December 31, 2007	1,251,479	$12.00
Exercised	(123,071)	$10.96
Forfeited	(81,327)	$15.34

Balance as of December 31, 2008	1,047,081	$11.55
Exercised	(14,666)	$10.16
Forfeited	(54,334)	$11.86

Balance as of December 31, 2009	978,081	$11.51

The following table summarizes information concerning outstanding and exercisable options for the year ended December 31, 2009:

		Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share
$ 10.16	724,938	3.9	$10.16	724,938	$10.16
$ 15.39	253,143	5.0	$15.39	253,143	$15.39

Total	978,081	4.2	$11.51	978,081	$11.51

The weighted average remaining contractual term was 4.2 years for stock options exercisable as of December 31, 2009. The total intrinsic value of Options outstanding and exercisable was approximately $3 as of December 31, 2009. The total intrinsic value for stock options exercised was nil, $1 and $5, during 2009, 2008 and 2007, respectively.

At December 31, 2009, there was no unrecognized compensation expense for stock options.

Restricted Stock Units

During the year ended December 31, 2009, the members of the Board of Directors and its Executive Committee were granted awards totaling 21,261 fully vested shares of common stock, representing the first installment of the directors’ annual retainer fees that was payable in shares rather than cash. The second installment of the directors’ annual retainer fees were paid in cash and will continue to be paid in cash going forward. Also, during the year ended December 31, 2009, the members of the Board of Directors and its Executive Committee were granted awards totaling 28,140 restricted shares of common stock with a one year cliff vesting on June 4, 2010. These awards were made in accordance with the Company’s annual long-term incentive program for Board of Directors and Executive Committee members.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

During the year ended 2009, in conjunction with the Company’s annual long-term incentive program for 2009, the Company awarded to certain employees 1,093,285 restricted stock units which vest on March 12, 2012.

During the year ended December 31, 2008, the members of the Board of Directors and its Executive Committee were granted awards totaling 17,686 fully vested shares of common stock, representing both installments of the directors’ annual retainer fees that was payable in shares rather than cash. Also, during the year ended December 31, 2008, the members of the Board of Directors and its Executive Committee were granted awards totaling 50,112 restricted shares of common stock, of which, all vested on June 24, 2009. These awards were made in accordance with the Company’s annual long-term incentive program for Board of Directors and Executive Committee members.

During the year ended 2008, in conjunction with the Company’s annual long-term incentive program for 2008, the Company awarded to certain employees 568,500 restricted stock units which vest on March 4, 2011. In addition, during 2008 several employees were granted small awards of unrestricted shares of common stock and restricted stock units which vested in 2009.

During the year ended December 31, 2007, the members of the Board of Directors were granted awards totaling 15,402 fully vested unrestricted shares of common stock, representing both installments of the directors’ annual retainer fees that was payable in shares rather than cash. Also, during the year ended December 31, 2007, the members of the Board of Directors were granted awards totaling 29,040 restricted shares of common stock, of which all vested on June 12, 2008. These awards were made in accordance with the Company’s annual long-term incentive program for Board members.

During the year ended 2007, the Board of Directors approved a grant of awards under a special program to substantially all non-sales employees of the Company. The program was intended to retain and motivate the Company’s employees. The awards granted aggregated: (i) $3 of cash; and (ii) 1,194,880 restricted stock units that vest over a period of either six or twelve months from the date of grant. Also, during 2007, the Board of Directors approved a grant of awards under a special program related to the Impsat acquisition to key employees of the GC Impsat Segment and a limited group of ROW Segment employees involved in the Impsat integration. The program was intended to retain and motivate these employees through the integration of Impsat. The awards granted to non-executives aggregated 32,600 restricted stock units that vest over a period of twelve months from the date of grant. The awards granted to executives aggregated 20,736 restricted stock units that vest one-third per year over a three year period. In addition, in 2007 in conjunction with the Company’s annual long-term incentive program for 2007, the Company awarded to certain employees 333,400 restricted stock units which vest on March 13, 2010.

During the year ended December 31, 2007, certain executives of Impsat entered into employment agreements with the Company which included a special bonus program to encourage executive continuity to maximize the benefit of GCL’s acquisition of Impsat. This bonus program consisted of both time based and performance based components. The time based component vested on the earlier of: (a) 7.5 months from the acquisition date or (b) the date in which the executive is terminated without cause.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The following table summarizes restricted stock units granted, forfeited and canceled for the years ended December 31, 2009, 2008 and 2007:

	Number of Restricted Stock Units	Weighted- Average Issue Price
Balance as for January 1, 2007	1,126,478
Granted	1,652,375	$27.09
Vested	(1,012,076)
Vested RSUs withheld for tax purposes	(83,142)
Forfeited	(310,779)

Balance as of December 31, 2007	1,372,856
Granted	674,566	$20.00
Vested	(485,709)
Vested RSUs withheld for tax purposes	(148,976)
Forfeited	(193,596)

Balance as of December 31, 2008	1,219,141
Granted	1,167,686	$7.15
Vested	(345,623)
Vested RSUs withheld for tax purposes	(78,222)
Forfeited	(149,265)

Balance as of December 31, 2009	1,813,717

Performance Share Grants

In connection with the Company’s annual long-term incentive program for 2009, the Company awarded to certain employees 1,093,285 performance share opportunities which vest on December 31, 2011, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile.

In connection with the Company’s annual long-term incentive program for 2008, the Company awarded to certain employees 936,500 performance share opportunities which vest on December 31, 2010 and must be paid out by March 15, 2011, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

In connection with the Company’s annual long-term incentive program for 2007, the Company awarded to certain employees 397,000 performance share opportunities which vested on December 31, 2009, in each case subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each performance share grantee could have earned (i) 50% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity was achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity was achieved or (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity was achieved. No payout would be made for performance below threshold, and the payout for performance above maximum is capped at 150% of the target opportunity. Actual payouts will be calculated using interpolation between threshold and target or target and maximum, as applicable. The total performance share opportunity of each participant in this program comprised three separate award opportunities based on measures of combined 2007 and 2008 earnings, cash use, and adjusted gross margin attributable to the Company’s enterprise, carrier data and indirect sales channels. Under the 2007 long term incentive program, 86,698 common shares vested of which 20,788 were withheld in connection with the payment of related withholding taxes for executive officers and certain other employees restricted from selling their shares of Company stock due to legal restrictions applicable to corporate insiders.

During the year ended December 31, 2007, certain executives of Impsat entered into employment agreements with the Company which include a special bonus program to encourage executive continuity to maximize the benefit of GCL’s acquisition of Impsat. This bonus program consisted of both time based and performance based components. The performance based component was paid on August 31, 2008, based on the achievement of certain performance metrics for a performance period of July 1, 2007 to June 30, 2008. These executives were also entitled to participate in the 2007 Bonus Program, as modified such that the targets for the portion of the year prior to the acquisition of Impsat were based on Impsat’s standalone financial results, and received a guaranteed annual bonus paid out regardless of whether Company targets were met. These bonuses were paid in unrestricted shares of common stock of GCL.

Annual Bonus Program

During 2009, the Board of Directors of the Company adopted the 2009 Annual Bonus Program (the “2009 Bonus Program”). The 2009 Bonus Program is an annual bonus applicable to substantially all non-sales employees of the Company, which is intended to retain such employees and to motivate them to achieve the Company’s financial and business goals. Each participant is provided a target award under the 2009 Bonus Program expressed as a percentage of base salary. Actual awards under the 2009 Bonus Program are paid only if the Company achieves specified thresholds for earnings and net change in unrestricted cash and cash equivalents, under the discretion of the Board of Directors. The payout for each performance opportunity is calculated independently. The amount is expected to be paid out in cash and included in other current liabilities. As of December 31, 2009, $16 had been accrued for this bonus plan, including employer liability for payroll taxes and charges.

During 2008, the Board of Directors of the Company adopted the 2008 Annual Bonus Program (the “2008 Bonus Program”). The 2008 Bonus Program was an annual bonus applicable to substantially all non-sales employees of the Company intended to retain such employees and to motivate them to achieve the Company’s financial and business goals. Each participant was provided a target award under the 2008 Bonus Program expressed as a percentage of base salary. Actual awards under the 2008 Bonus Program were paid only if the Company achieves specified thresholds for earnings, net change in unrestricted cash and cash equivalents and/or

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

customer satisfaction. The payout for each performance opportunity was calculated independently. Effective February 12, 2009, the Compensation Committee and Board of Directors certified the financial results and approved the payout which was made primarily in restricted stock units vesting no later than April 8, 2009. The amount of the shares to be paid was set using a 30-day average of the Company’s Common Stock. As of December 31, 2008, $31 had been accrued for this bonus plan, including employer liability for payroll taxes and charges which was included in other current liabilities and other deferred liabilities. Under the 2008 annual bonus program, 4,728,664 common shares vested in March and April 2009 of which 1,636,520 were withheld in connection with the payment of related withholding taxes for all employees with a tax liability.

During the year ended December 31, 2007, the Board of Directors adopted the 2007 Annual Bonus Program (the “2007 Bonus Program”). The 2007 Bonus Program was an annual bonus program for substantially all non-sales employees of the Company intended to retain such employees and to motivate them to help the Company achieve its financial goals. Each participant was provided a target award under the 2007 Bonus Program expressed as a percentage of base salary. Actual awards under the 2007 Bonus Program were paid only if the Company achieved specified earnings and cash use goals. Bonus payouts under the 2007 Bonus Program were made in unrestricted shares of common stock of the Company; provided that the Compensation Committee of the Board of Directors retained discretion to use cash rather than shares as it deemed fit. To the extent common shares were used for payment of bonus awards, such shares were valued based on the closing price on the NASDAQ National Market on the date determined by the Compensation Committee of the Board of Directors at the time the Committee certified the financial results. Under the 2007 annual bonus program, 690,159 common shares vested in March 2008 of which 28,877 were withheld in connection with the payment of related withholding taxes for executive officers and certain other employees restricted from selling their shares of Company stock due to legal restrictions applicable to corporate insiders.

18. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not individually significant and therefore have been summarized in aggregate below.

The Global Crossing Limited Employees’ Retirement Savings Plan (the “401(k) Plan”) qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. Effective March 2009, the Company suspended matching employee contributions to this plan. The Company plan was to provide 100% matching contributions up to the first 1% of eligible compensation and 50% matching contributions up to the next 5% of eligible compensation. The Company’s contributions to the 401(k) Plan vest immediately. Expenses recorded by the Company relating to the 401(k) Plan for the years ended December 31, 2009, 2008 and 2007 were approximately $1, $5 and $4, respectively.

The Company maintains a defined contribution plan for the employees of GCUK. Each eligible employee contributes on a tax-deferred basis 4% of his or her annual basic salary. The Company contributes 8% of salary. Expenses recorded by the Company relating to this plan were approximately $3, $3 and $2 for the years ended December 31, 2009, 2008 and 2007, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $3, $3 and $2, for the years ended December 31, 2009, 2008 and 2007, respectively.

Defined Benefit Plans

The Company sponsors both contributory and non-contributory employee pension plans available to eligible employees of Global Crossing North America, Inc. and GCUK. The plans provide defined benefits based on years of service and final average salary.

Global Crossing North America, Inc.’s pension plan was frozen on December 31, 1996. As of that date, all existing plan participants became 100% vested and all employees hired thereafter are not eligible to participate in the plan.

GCUK has two separate pension plans: the Global Crossing Pension Scheme (“GCUK Pension Plan”) and the Global Crossing Shared Cost Section of the Railways Pension Scheme (“GCUK Railway Pension Plan”). Both pension plans were closed to new employees on December 31, 1999. The GCUK Railway Pension Plan is a pension plan that splits the costs 60%/40% between the Company and the employees, respectively.

The Company uses a December 31 measurement date for all pension plans.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows:

	Pension Plans
	December 31,
	2009	2008
Projected benefit obligation at beginning of period	$79	$108
Service cost	1	2
Interest cost	5	6
Actuarial gain	(1)	(10)
Benefits paid	(3)	(2)
Foreign exchange	8	(25)

Projected benefit obligation at end of period	$89	$79

The change in the fair value of assets for all pension plans sponsored by the Company is as follows:

	Pension Plans
	December 31,
	2009	2008
Fair value of plan assets at beginning of period	$62	$101
Actual return on plan assets	10	(20)
Employer contribution	2	2
Benefits paid	(3)	(2)
Foreign exchange	6	(19)

Fair value of plan assets at end of period	$77	$62

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The funded status for all pension plans sponsored by the Company is as follows:

	Pension Plans
	December 31,
	2009	2008
Funded status	$(12)	$(17)
Funded status attributable to employees	4	4

Accrued benefit cost, net	$(8)	$(13)

The total accumulated benefit obligation for all pension plans sponsored by the Company is $62 and $70, at December 31, 2009 and 2008, respectively.

The GCUK Railway Pension Plan projected benefit obligation exceeded the fair value of plan assets at December 31, 2009 and 2008. The projected benefit obligation and fair value of plan assets for this plan was $60 and $49, respectively at December 31, 2009 and $51 and $40, respectively at December 31, 2008.

The GCUK Pension Plan projected benefit obligation exceeded the fair value of plan assets at December 31, 2009 and 2008. The projected benefit obligation and fair value of plan assets for this plan is $15 and $11, respectively at December 31, 2009 and $13 and $8, respectively at December 31, 2008.

Details on the effect on operations of the Company’s pension plans are as follows:

	Pension Plans
	Years Ended December 31,
	2009	2008	2007
Service cost	$1	$2	$2
Interest cost on projected benefit obligation	4	4	4
Expected return on plan assets	(3)	(5)	(5)
Amortization of net (gain) loss	1	—	—

Net cost	$3	$1	$1

Actuarial assumptions used to determine benefit obligations for the Company’s pension plans are as follows:

	December 31,
	2009	2008
Discount rate	5.9%-6.1%	5.6%-5.90%
Compensation increases	4.45%	4.00%
Expected return on assets	5.3%-8.16%	4.5%- 8.5%

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Actuarial assumptions used to determine net periodic benefit costs for the Company’s pension plans are as follows:

	December 31,
	2009	2008	2007
Discount rate	5.9%	5.60%-6.25%	5.0%-6.0%
Compensation increases	3.75%	4.00%	3.75%

Investment strategies for the two significant pension plans are as follows:

The GCUK Railway Pension Plan, which represents approximately 63% of the Company’s total plan assets as at December 31, 2009 invest in a range of pooled funds covering different classes of assets, including equity securities, bonds, property, infrastructure, commodities, and cash. These funds adopt the principles which involve setting limits to the amount of investment risk each pooled fund is prepared to take compared to the set benchmark. The equity pooled fund which represents the majority of the assets comprises a substantial portion of assets managed on an index tracking basis. The target allocation is 55% in equities securities, 25% in debt securities, 10% in real estate and 10% in other; at December 31, 2009 the actual allocation was 57% in equities securities, 14% in debt securities, 17% in real estate and 12% in other.

The Global Crossing North America, Inc. pension plan, which represents approximately 22% of the Company’s total plan assets at December 31, 2009 invest in a variety of funds to provide wide diversification of asset classes and achieve a superior long term investment return compared with fixed income securities. The fund invests in a variety of mutual funds that track U.S. and/or international indexes as well corporate and government bonds. The target allocation is 65% in equities and 35% in debt securities; at December 31, 2009 the actual allocation was 66% in equities and 34% in debt securities.

Items Measured at Fair Value

The Company classifies and discloses pension plan assets in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The following table summarizes the fair values, and levels within the fair value hierarchy in which the fair value measurements fall for pension plan asset categories at December 31, 2009:

	Fair Value Measurements at December 31, 2009
Assets Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large-cap(1)	$8	$—	$8	$—
U.S. small-cap	1	—	1	—
Non-U.S. large-cap(2)	5	—	5	—

Total equity securities	14	—	14	—

Fixed income securities:
U.S. Other Fixed Income(3)	6	—	6	—
Non-U.S. Treasuries/Government Bonds(4)	7	5	2	—
Non-U.S. Corporate bonds	1	—	1	—

Total Fixed Income	14	5	9	—

Pooled funds:
Global equity(5)	19	—	19	—
Global bond (hedged)(6)	7	—	7	—
Cash plus(7)	5	—	—	5
Property(8)	5	—	—	5
Private equity(9)	8	—	—	8
Infrastructure(10)	4	—	—	4
Commodities	1	—	—	1

Total pooled funds	49	—	26	23

Total	$77	$5	$49	$23

(1)	This category includes investments that track unmanaged U.S. large-cap indexes.
(2)	This category includes investments that track unmanaged international indexes primarily in U.K., EU and Japan.
(3)	This category includes investments in U.S. intermediate-term bonds.
(4)	This category represents investments in U.K. government bonds.
(5)

This category comprises investments in approximately 48% quoted equities and fixed interest securities, 20% cash deposits and cash instruments, 20% unquoted unitized insurance policies and 12% derivative contracts.

(6)	This category comprises investments in approximately 76% quoted fixed interest securities, 16% cash deposits and cash instruments and 8% derivative contracts.
(7)	This category primarily includes hedge funds for U.S. dollar / Sterling.
(8)	This category primarily includes investments in U.K. commercial property either directly or indirectly.
(9)	This category includes investments in 57% unquoted pooled investments and 43% in the Global equity pooled fund.
(10)	This category includes investments in 74% unquoted pooled investment and 26% quoted equities and cash deposits and instruments.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pooled Funds
	Cash plus	Property	Private equity	Infrastructure	Commodities	Total
Beginning balance at December 31, 2008	$5	$4	$8	$4	$—	$21
Actual return on plan assets:
Relating to assets still held at the reporting date	1	1	—	—	—	2
Purchases, sales, and settlements	(1)	—	—	—	1	—
Transfers in and/or out of Level 3	—	—	—	—	—	—

Ending balance at December 31, 2009	$5	$5	$8	$4	$1	$23

The Company expects to make total contributions of approximately $1 in 2010 in respect of all pension plans.

Information for pension plan with an accumulated benefit obligation in excess of plan assets

As of December 31, 2009 and 2008, the accumulated benefit obligation (“ABO”) of the GCUK Railway Pension Plan exceeded the fair value of the GCUK Railway Plan’s assets by $4 and $7, respectively. The ABO and fair value of assets relating these plans were $53 and $49, respectively, at December 31, 2009, and $47 and $40, respectively, at December 31, 2008.

As of December 31, 2008, the ABO of the GCUK Pension Plan exceeded the fair value of the GCUK Pension Plan’s assets by $1. The ABO and fair value of the assets relating to the GCUK Pension Plan were $9 and $8, respectively, at December 31, 2009.

Details of the effect on operations of the GCUK Pension Plan and GCUK Railway Pension Plan are as follows:

	Pension Plans
	Year Ended December 31,
	2009	2008	2007
Service cost	$1	$1	$1
Interest cost on projected benefit obligation	3	4	1
Expected return on plan assets	(2)	(3)	—

Net cost	$2	$2	$2

None of the Company’s other pension plans’ ABO exceeded the fair value of their respective pension plans assets at December 31, 2009.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Benefit Payments

The following table summarizes expected benefit payments from the Company’s various pension plans through 2019. Actual benefits payments may differ from expected benefit payments.

Pension Plans
2010	$3
2011	3
2012	3
2013	4
2014	4
2015-2019	20

19. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued expenses and obligations under capital leases approximate their fair value (see Note 2, “Basis of Presentation and Significant Accounting Policies” regarding the January 8, 2010 announcement by the Venezuelan government to devalue the Venezuelan bolivar). The fair values of the Company’s debt and derivative instruments are based on market quotes and management estimates. Management believes the carrying value of other debt approximates fair value as of December 31, 2009 and 2008, respectively.

The fair values of our debt, derivative instruments and marketable securities are as follows:

	December 31,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
12% Senior Secured Notes	$735	$816	$—	$—
GCUK Senior Secured Notes	441	441	427	250
5% Convertible Notes(1)	130	139	122	75
GC Impsat Notes	1	1	225	135
Term Loan Agreement	—	—	344	189
GCUK cross-currency interest rate swap, liability/(asset)	—	—	(4)	(4)
Other debt	25	25	35	35
Marketable securities	—	—	4	4

(1)	Carrying amount of the 5% Convertible notes consists of $144 aggregate principal less $14 and $22 of unamortized discount as of December 31, 2009 and 2008, respectively.

20. COMMITMENTS, CONTINGENCIES AND OTHER

Contingencies

Amounts accrued for contingent liabilities are included in other current liabilities and other deferred liabilities at December 31, 2009 and 2008. In accordance with the accounting for contingencies as governed by ASC Topic 450, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Further, with respect to loss contingencies, where it is probable that a liability has been incurred and there is a range in the expected loss and no amount in

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

the range is more likely than any other amount, the Company accrues at the low end of the range. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although the Company believes it has accrued for the following matters in accordance with ASC Topic 450, litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable developments in, or resolution or disposition of, one or more of these contingencies. The following is a description of the material legal proceedings involving the Company commenced or pending during 2009.

AT&T Corp. (SBC Communications) Claim

On November 17, 2004, AT&T’s local exchange carrier affiliates commenced an action against the Company and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint and amended complaint allege that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic to avoid the payment of interstate and intrastate access charges.

Plaintiffs allege that they have been damaged in the amount of approximately $20 for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. On August 23, 2005, the Court referred a comparable case to the Federal Communications Commission (“FCC”) and the FCC has sought comments on the issues referred by the Court. The Company filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (a) dismissing AT&T’s claims against Global Crossing to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the joint plan of reorganization (the “Plan of Reorganization”) of the Company’s predecessor and a number of its subsidiaries (collectively, the “GC Debtors”) which became effective on that date; and (b) staying the remainder of the action pending the outcome of the referral to the FCC described above. In an order dated September 25, 2009, the Court ordered the plaintiffs to provide the Court with a status report on all FCC proceedings that relate to the litigation or address the question of the applicability of access charges on VOIP traffic by December 30, 2009 and ordered the parties to submit a case management order by January 8, 2010 in the event that the Court lifts the stay currently governing this proceeding. The plaintiffs filed their status report with the Court and the parties filed a case management order. The parties disagree on whether, in the event that the Court lifts the stay, the Court should permit discovery pending dispositive motions or rule on any such motions that may be filed.

Claim by the U.S. Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Ltd., a former subsidiary of the Company (“PCL”) violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration (“NOAA”). The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. On November 7, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the Bankruptcy Court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $14. An identical claim that had been filed in the bankruptcy proceedings of PCL was settled in principle in September 2005 and was subsequently approved by the court as part of the PCL plan of reorganization confirmed in an order dated November 10, 2005. The Company initiated preliminary discussions with the Commerce Department and its

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Justice Department attorneys as to the impact that settlement has on the claim against the Company. The Commerce Department continues to consider its position on the matter.

Qwest Rights-of-Way Litigation

A large portion of the Company’s North American network comprises indefeasible rights of use purchased from Qwest Communications Corporation on a fiber-optic communication system constructed by Qwest within rights-of-way granted to certain railroads by various landowners. In May 2001, a purported class action was commenced on behalf of such landowners in the U.S. District Court for the Southern District of Illinois against Qwest and three of the Company’s subsidiaries, among other defendants. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The plaintiffs’ claims against the Company relating to periods of time prior to the Company’s January 28, 2002 bankruptcy filing were discharged in accordance with the Company’s Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. Since then, attempts have been made to settle many of the class action lawsuits that have been pending against Qwest regarding the rights of way issue. In 2002, a proposed settlement was submitted to the U.S. District Court for the Northern District of Illinois and was preliminarily approved by the District Court, but rejected by the Court of Appeals for the Seventh Circuit in 2004. During 2008, the parties to the various class actions reached preliminary agreement to settle all of the pending cases and the parties submitted to the U.S. District Court for Massachusetts a motion for class certification and for approval of the proposed settlement. The District Court granted preliminary approval of the settlement and a number of objections to the settlement were filed. In a memorandum and order dated September 10, 2009, the District Court concluded that it did not have subject matter jurisdiction over the claims, denied final approval of the settlement and dismissed the case in its entirety. A number of the plaintiff groups then requested the Court to modify its decision. In a revised memorandum and order dated December 9, 2009, the Court reiterated its holding that the Court lacked subject matter jurisdiction over the claims and dismissed the case.

Foreign Income Tax Audit

A tax authority in South America issued a preliminary notice of findings based on certain tax audits for calendar years 2001 and 2002. The examiner’s initial findings took the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. An official assessment of $26, including potential interest and penalties, was issued in 2005. Due to accrued interest and foreign exchange effects the total exposure has increased to $59. The Company challenged the assessment and commenced litigation in September 2006 to resolve its dispute with the tax authority.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 trans-Pacific fiber-optic cable, which was constructed, owned and operated by PCL, a former subsidiary of the Company. PCL asserts that the Company and Asia Global Crossing, a former subsidiary of the Company, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1, and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by the Company and Asia Global Crossing on behalf of PCL. To the extent that PCL asserted the foregoing claims were prepetition claims, PCL has settled and released such claims against the Company.

During the pendency of the Company’s Chapter 11 proceedings, on January 14, 2003, PCL filed an administrative expense claim in the GC Debtors’ bankruptcy court for approximately $8 in post-petition services plus unliquidated amounts arising from the Company’s alleged breaches of fiduciary duty and misallocation of PCL’s revenues. The Company objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of approximately $79 claiming the Company failed to pay revenue for services and maintenance charges relating to PC-1 capacity and failed to pay PCL for use of the related cable stations and seeking to recover a portion of the monies received by the Company under a settlement agreement entered into with Microsoft Corporation and an arbitration award against Softbank. The Company filed an objection to the amended claim seeking to dismiss, expunge and/or reclassify the claim and PCL responded by filing a motion for partial summary judgment claiming approximately $22 for the capacity, operations and maintenance charges and co-location charges and up to approximately $78 for the Microsoft and Softbank proceeds. PCL’s claim for co-location charges (which comprised approximately $2 of the total claim) was settled.

In October 2009, the parties agreed to settle all remaining claims in this matter, subject to Bankruptcy Court approval. The Company has agreed to pay $6.5 in two equal installments of $3.25. The Bankruptcy Court approved the settlement agreement and the payments were made in accordance with the settlement agreement.

Employee Severance Disputes

A number of former directors and executive officers of Impsat have asserted claims for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses and related statutory penalties, fines, costs and expenses as a result of their separation from Impsat after the acquisition of Impsat by the Company. One such case, initiated by a former director and officer of Impsat in October 2007, was settled in July 2009 (see Note 3 for further information). The asserted claims of the remaining claimants (including accrued interest and attorneys fees) aggregate approximately $25.

The Company has been in negotiations with the remaining claimants over the amount of their claims and other issues arising out of their departure. The status of the legal proceedings brought by these remaining claimants is as follows. In November 2007, a former officer served the Company a complaint claiming damages. The case is now in the evidentiary stage. In July 2008, a former officer commenced formal judicial proceedings on his claim and the Company responded seeking dismissal of the claim based on lack of jurisdiction. Such defense was rejected by the court and the case will now continue. The case is now in the evidentiary stage. In March 2009, this same former officer served the Company with an additional complaint for damages in another

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

jurisdiction. The case is currently in the evidentiary stage. In July 2009, two additional executives notified us regarding claims for salary differences that they allegedly are entitled to receive and other labor-related claims that they intend to pursue. On September 14, 2009 those two executives notified the Company that, effective as of such date, they considered themselves constructively dismissed due to the Company’s failure to address their claims. Mandatory mediation hearings on each of the claims held during October 2009 did not resolve them and the former employees are now permitted to file a judicial claim. The Company expects formal litigation will be commenced on each of the claims. The Company has replied in each case and will continue to defend against these claims.

Brazilian Tax Claims

In November 2002 and in October 2004, the Brazilian tax authorities of Parana and Sao Paulo, respectively, issued two tax infraction notices against Impsat for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interest that amount to approximately $9. The notices informed Impsat Brazil that the taxes were levied because a specific document (Declaração de Necessidade—“Statement of Necessity”) was not provided by Impsat Brazil at the time of importation, in breach of MERCOSUR rules. Oppositions were filed on behalf of Impsat Brazil arguing that the Argentine exporter (Corning Cable Systems Argentina S.A.) complied with the MERCOSUR rules. In the case of the Sao Paulo infraction notice, a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to the official compulsory review by the Federal Taxpayers Council. In the case of the Parana infraction notice, an unfavorable administrative decision was granted, and the Company will take available judicial measures to appeal such decision.

In December 2004 and in March 2009, the tax authorities of the State of São Paulo, in Brazil, issued two infraction notices against Impsat Brazil for the collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties by comparing such activity to communications services, on which the ICMS state tax is actually levied. Both assessments amount to approximately $21. A defense against the December 2004 assessment was filed on behalf of Impsat Brazil, arguing that the lease of assets could not be treated as a communication service subject to ICMS. The defense was rejected in the State Administrative Court; however, the Company will seek judicial action to remove the tax assessment. A defense against the March 2009 assessment was also filed on behalf of Impsat Brazil, and the final administrative decision is still pending.

In addition, in April 2009, the tax authorities of the State of São Paulo issued an infraction notice against Impsat Brazil for the collection of ICMS supposedly due on the sale of internet access services by comparing such activity to communications services, on which the ICMS state tax is actually levied. This assessment amounts approximately to $7. Defenses were filed on behalf of Impsat Brazil, arguing that the provision of internet access services could not be treated as a communication service subject to ICMS. Final administrative decision is still pending.

The Company believes that there are reasonable grounds to have all of the Brazilian tax assessments cancelled.

Paraguayan Government Contract Claim

The National Telecommunications Commission of Paraguay (“CONATEL”) has commenced separate administrative investigations against a joint venture between GC Impsat’s Argentine subsidiary and Electro

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Import S.A. (“JV 1”) and another joint venture between GC Impsat’s Argentine subsidiary and Loma Plata S.A. (“JV 2”), for breach of contract and breach of licensee’s obligations by each of such joint ventures.

The first investigation involves a contract awarded to JV 1 in December 2000 for the design, supply, installation, launch, operation and maintenance of a telecommunications system for public telephones and/or phone booths in certain specified locations in Paraguay. In 2005, CONATEL initiated an administrative investigation due to an alleged breach of contract by JV 1. As a result of such investigation, CONATEL is seeking to terminate the contract, revoke JV 1’s license, impose a fine and take additional actions against JV 1. The case is currently pending in the Administrative Court.

The second investigation involves a contract awarded to JV 2 in 2001, after a public bidding process, for the installation and deployment of public telephones and/or telephone booths in certain specified locations in Paraguay. JV 2 was required to install and start operating all the required equipment within twelve months of the execution of the contract. In January 2003, JV 2 requested an extension of the twelve month term from CONATEL as a result of force majeure which prevented it from completing the installation of the committed number of remote terminals within the agreed time period. CONATEL denied the request and decided to terminate the contract based on JV 2’s default.

JV 2 then filed a claim before the Administrative Court requesting the annulment of the termination and seeking a stay of the challenged administrative acts. The matter is in the evidentiary stage in the Administrative Court.

Customer Bankruptcy Claim

During 2007 the Company commenced default and disconnect procedures against a customer for breach of a sales contract based on the nature of the customer’s traffic, which renders the contract highly unprofitable to the Company. After the process was begun, the customer filed for bankruptcy protection, thereby barring the Company from taking further disconnection actions against the customer. The Company commenced an adversary proceeding in the bankruptcy court, asserting a claim for damages for the customer’s alleged breaches of the contract and for a declaration that, as a result of these breaches, the customer may not assume the contract in its reorganization proceedings. The Company is incurring significant legal expenses in connection with this matter.

The customer has filed several counterclaims against the Company alleging various breaches of contract for attempting improperly to terminate service, for improperly blocking international traffic, for violations of the Communications Act of 1934 and related tort-based claims. The Company notified the customer that the Company would be raising its rates and the Company subsequently filed a motion with the court seeking additional adequate assurance, or an order allowing the Company to terminate the customer’s service, based upon the rate change. The customer amended its counter claims to assert claims for breach of contract based upon the rate increase.

After the filing of motions and responses, the Court issued an opinion on these matters on July 3, 2008. The Court held that the agreement did not permit the Company to increase the rates in the manner the Company did and that the Company: (a) breached the sales contract in so doing; and (b) is therefore not entitled to additional adequate assurance. The Court did, however, permit the Company to amend the Company’s complaint to plead a rescission claim, which the Company filed on July 14, 2008.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

While the customer has alleged damages in amounts that would be very material to the Company, the Company believes that it has valid defenses to limit the amount of these damages. The Company also moved to dismiss the customer’s bankruptcy case for failure to comply with the “small business” provisions of the Bankruptcy Code.

By order dated November 25, 2009, the Court dismissed the customer’s bankruptcy but decided to retain the adversary proceeding. After the dismissal of the bankruptcy, the Company terminated service to the customer on December 26, 2009. The Company cannot predict the outcome of these proceedings.

Commitments

Cost of Access, Third Party Maintenance and Other Purchase Commitment Obligations

The Company has purchase commitments with third-party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2014. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for maintenance services for certain portions of its network through 2026. Further, the Company has purchase commitments with other vendors.

The following table summarizes the Company’s purchase commitments at December 31, 2009:

	Total	Less than 1 year (2010)	1-3 years (2011-2012)	3-5 years (2013-2014)	More than 5 years
Cost of access services	$395	$215	$131	$49	$—
Third-party maintenance services	293	52	56	34	151
Purchase and other obligations	245	102	79	27	37

Total	$933	$369	$266	$110	$188

Operating leases—The Company as Lessee and Lessor

The Company has commitments under various non-cancelable operating leases for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases. Additionally, the Company has various sublet arrangements with third parties. Estimated future minimum lease payments on operating leases and future minimum sublease receipts, excluding obligations and receipts, respectively, related to restructured properties (see Note 3), are approximately as follows:

	Future Minimum Lease Payments	Future Minimum Sublease Receipts
Year Ending December 31,
2010	$103	$5
2011	93	5
2012	84	4
2013	77	3
2014	74	2
Thereafter	383	7

Total	$814	$26

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Rental expense related to office and equipment space, automobiles, equipment rentals and other leases for the years ended December 31, 2009, 2008 and 2007 was $127, $133 and $113, respectively. Sublease income for the years ended December 31, 2009, 2008 and 2007 was $8, $7 and $7, respectively.

21. RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the years ended December 31, 2009, 2008 and 2007 the Company provided approximately $0.3, $0.3, and $0.3, respectively, of telecommunications services to subsidiaries and affiliates of the Company’s indirect majority shareholder and parent company, ST Telemedia. Also, during the years ended December 31, 2009, 2008 and 2007 the Company received approximately $5.2, $6.0, and $3.4 of co-location services from an affiliate of ST Telemedia. The Company purchased capital equipment of $0.7, nil and $0.2 during the years ended December 31, 2009, 2008, and 2007, respectively. Additionally, during the years ended December 31, 2009, 2008 and 2007, the Company accrued dividends of $3.6, $3.6 and $3.6, respectively, related to preferred stock held by affiliates of ST Telemedia. Further, for the year ended December 31, 2007, the Company accrued interest of $26.0 related to the Mandatorily Convertible Notes held by affiliates of ST Telemedia.

As of December 31, 2009 and 2008, the Company had approximately $23.7 and $19.1, respectively, due to ST Telemedia and its subsidiaries and affiliates, and no amounts due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates at December 31, 2009 and 2008 primarily relate to dividends accrued on the GCL Preferred Stock, and are included in “other deferred liabilities” in the accompanying consolidated balance sheets. During the year ended December 31, 2007 ST Telemedia converted the Mandatorily Convertible Notes into 16.58 million shares of common stock (see Note 11). During the year ended December 31, 2007, $6.4 of accrued interest related to the Mandatorily Convertible Notes was converted to additional Mandatorily Convertible Notes.

22. SEGMENT REPORTING

Operating segments are defined in ASC Topic 280 as components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision makers (“CODMs”) in deciding how to assess performance and allocate resources. As a result of the Impsat acquisition (see Note 4) and the establishment of a business unit management structure, the Company’s CODMs assess performance and allocate resources based on three separate operating segments which management operates and manages as strategic business units: (i) the GCUK Segment; (ii) the GC Impsat Segment; and (iii) the ROW Segment.

The GCUK Segment is a provider of managed network communications services providing a wide range of telecommunications services, including data, IP and voice services to government and other public sector organizations, major corporations and other communications companies in the United Kingdom (“UK”). The GC Impsat Segment is a provider of telecommunication services including IP, voice, data center and information technology services to corporate and government clients in Latin America. The ROW Segment represents all the operations of Global Crossing Limited and its subsidiaries excluding the GCUK and GC Impsat Segments and comprises operations primarily in North America, with smaller operations in Europe, Latin America, and a portion of the Asia/Pacific region and includes our subsea fiber network, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunication services including data, IP and voice products. The services provided by all the Company’s segments support a migration path to a fully converged IP environment.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

The CODMs measure and evaluate the Company’s reportable segments based on operating income (loss) before depreciation and amortization (“OIBDA”). OIBDA, as defined by the Company, is operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss), as calculated in accordance with U.S. GAAP and reflected in the Company’s consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

OIBDA is an important part of the Company’s internal reporting and planning processes and a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions.

There are material limitations to using non-U.S. GAAP financial measures. The Company’s calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, preferred stock dividends, and gains and losses on pre-confirmation contingencies. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with U.S. GAAP.

The Company believes that OIBDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides the Company with an indication of the underlying performance of its everyday business operations. It excludes the effect of items associated with the Company’s capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with the Company’s everyday operations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

Segment Information

The following tables provide operating financial information for the Company’s three reportable segments and a reconciliation of segment results to consolidated results. Prior period amounts are revised to reflect the change in reportable segments as discussed above.

	Year Ended December 31,
	2009	2008	2007
Revenues from external customers
GCUK	$470	$599	$582
GC Impsat	495	475	270
ROW	1,571	1,525	1,413

Total consolidated	$2,536	$2,599	$2,265

Intersegment revenues
GCUK	$—	$—	$—
GC Impsat	9	7	3
ROW	15	11	9

Total	$24	$18	$12

Total segment operating revenues
GCUK	$470	$599	$582
GC Impsat	504	482	273
ROW	1,586	1,536	1,422
Less: intersegment revenues	(24)	(18)	(12)

Total consolidated	$2,536	$2,599	$2,265

	Year Ended December 31,
	2009	2008	2007
OIBDA
GCUK	$93	$134	$142
GC Impsat	160	138	61
ROW	89	1	(80)

Total consolidated	$342	$273	$123

A reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders follows:

	Year Ended December 31, 2009
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
OIBDA	$93	$160	$89	$—	$342
Depreciation and amortization	(66)	(87)	(187)	—	(340)

Operating income (loss)	27	73	(98)	—	2
Interest income	8	6	9	(16)	7
Interest expense	(53)	(33)	(90)	16	(160)
Other income (expense), net	18	—	(7)	—	11
Benefit (provision) for income taxes	(1)	2	(2)	—	(1)
Preferred stock dividends	—	—	(4)	—	(4)

Income (loss) applicable to common shareholders	$(1)	$48	$(192)	$—	$(145)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	Year Ended December 31, 2008
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
OIBDA	$134	$138	$1	$—	$273
Depreciation and amortization	(84)	(81)	(161)	—	(326)

Operating income (loss)	50	57	(160)	—	(53)
Interest income	8	3	6	(7)	10
Interest expense	(65)	(35)	(83)	7	(176)
Other income (expense), net	(57)	(20)	51	—	(26)
Net gain on pre-confirmation contingencies	—	4	6	—	10
Provision for income taxes	(1)	(17)	(31)	—	(49)
Preferred stock dividends	—	—	(4)	—	(4)

Loss applicable to common shareholders	$(65)	$(8)	$(215)	$—	$(288)

	Year Ended December 31, 2007
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
OIBDA	$142	$61	$(80)	$—	$123
Depreciation and amortization	(84)	(44)	(136)	—	(264)

Operating income (loss)	58	17	(216)	—	(141)
Interest income	10	4	15	(8)	21
Interest expense	(70)	(26)	(89)	8	(177)
Other income, net	2	—	13	—	15
Net gain on pre-confirmation contingencies	—	—	33	—	33
Provision for income taxes	(11)	(10)	(42)	—	(63)
Preferred stock dividends	—	—	(4)	—	(4)

Loss applicable to common shareholders	$(11)	$(15)	$(290)	$—	$(316)

	December 31,
	2009	2008	2007
Total Assets
GCUK	$601	$656	$847
GC Impsat	807	693	711
ROW	1,654	1,369	1,385

Total segments	3,062	2,718	2,943
Less: Intercompany loans and accounts receivable	(574)	(369)	(277)

Total consolidated assets	$2,488	$2,349	$2,666

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	December 31,
	2009	2008
Purchases of Property and Equipment
GCUK	$19	$42
GC Impsat	68	56
ROW	87	94

Total consolidated capital expenditures	$174	$192

	December 31,
	2009	2008
Unrestricted Cash
GCUK	$60	$52
GC Impsat	154	92
ROW	263	216

Total consolidated unrestricted cash	$477	$360

	December 31,
	2009	2008
Restricted Cash
ROW	$16	$18

Total consolidated restricted cash	$16	$18

Eliminations include intersegment eliminations and other reconciling items.

The Company accounts for intersegment sales of products and services and asset transfers at current market prices.

Geographic Information

Company information provided on geographic sales is based on the order location of the customer. Long- lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Year Ended December 31,
	2009	2008	2007
Revenue(1):
United States	$1,328	$1,305	$1,205
United Kingdom	588	714	678
Other countries	620	580	382

Consolidated Worldwide	$2,536	$2,599	$2,265

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	Year ended December 31,
	2009	2008	2007
Revenue:
Data Services	$1,547	$1,548	$1,238
Voice Services	826	893	891
Collaboration Services	163	158	136

Consolidated Worldwide	$2,536	$2,599	$2,265

	December 31,
	2009	2008
Long-lived assets:
United States	$347	$394
United Kingdom	281	280
International waters	161	131
Other countries	491	495
Other(2)	198	172

Consolidated Worldwide	$1,478	$1,472

(1)	There were no individual customers for the years ended December 31, 2009, 2008 and 2007 that accounted for more than 10% of consolidated revenue.
(2)	Long-lived assets include property and equipment and intangible assets.

23. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2009	2008	2007
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
Fair value of assets acquired	$—	$—	$521
Less liabilities assumed	—	—	390

Net assets acquired	—	—	131
Less cash acquired	—	—	28
Less non-cash goodwill associated with settlement of pre-existing relationship	—	—	27

Buisness acquisition, net of cash acquired	$—	$—	$76

SUPPLEMENTAL INFORMATION ON NON-CASH FINANCING ACTIVITIES:
Capital lease and debt obligations incurred	$59	$48	$86

Conversion to equity of debt, accrued interest and consent fees	$—	$—	$329

Accrued interest converted to Mandatorily Convertible Notes(1)	$—	$—	$6

(1)	During the year ended December 31, 2007, STT Crossing Ltd. converted the Mandatorily Convertible Notes into approximately 16.58 million shares of common stock (see Note 11).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	Year Ended December 31,
	2009	2008	2007
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest and income taxes:
Cash paid for interest	$117	$138	$116

Cash paid for income taxes	$16	$13	$7

24. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present the unaudited quarterly results for the years ended December 31, 2009 and 2008.

	2009 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$609	$633	$643	$651
Cost of access	(286)	(285)	(288)	(300)
Real estate, network and operations	(97)	(98)	(106)	(105)
Third party maintenance	(24)	(27)	(26)	(26)
Cost of equipment and other sales	(23)	(22)	(23)	(30)

Total cost of revenue	(430)	(432)	(443)	(461)
Selling, general and administrative	(104)	(108)	(109)	(107)
Depreciation and amortization	(79)	(82)	(89)	(90)

Operating income (loss)	(4)	11	2	(7)

Net income (loss)(1)	(58)	27	(73)	(37)

Income (loss) applicable to common shareholders	(59)	26	(74)	(38)

Income (loss) per share:
Income (loss) applicable to common shareholders per common share, basic	$(1.04)	$0.43	$(1.23)	$(0.63)

Shares used in computing basic income (loss) per share	56,923,415	59,904,503	60,135,114	60,153,853

Income (loss) applicable to common shareholders per common share, diluted(2)	$(1.04)	$0.34	$(1.23)	$(0.63)

Shares used in computing diluted income (loss) per share	56,923,415	78,540,571	60,135,114	60,153,853

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

	2008 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$632	$654	$669	$644
Cost of access	(299)	(306)	(310)	(296)
Real estate, network and operations	(108)	(112)	(114)	(89)
Third party maintenance	(27)	(28)	(28)	(24)
Cost of equipment and other sales	(23)	(23)	(25)	(23)

Total cost of revenue	(457)	(469)	(477)	(432)
Selling, general and administrative	(130)	(129)	(122)	(110)
Depreciation and amortization	(76)	(84)	(84)	(82)

Operating income (loss)	(31)	(28)	(14)	20

Net loss	(71)	(89)	(72)	(52)

Loss applicable to common shareholders	(72)	(90)	(73)	(53)

Loss per share:
Loss applicable to common shareholders per common share, basic and diluted	$(1.32)	$(1.62)	$(1.30)	$(0.94)

Shares used in computing basic and diluted loss per share	54,718,587	55,675,011	56,176,273	56,488,594

(1)	During the third quarter of 2009, the Company recorded a charge of $29 in other income (expense), net in connection with the early extinguishment of the GC Impsat Notes and Term Loan Agreement.
(2)	Preferred stock dividends included in the dilutive calculation were $1 for the three months ended June 30, 2009.

The sum of the quarterly net loss per share amounts may not equal the full-year amount since the computations of the weighted average number of shares outstanding for each quarter and the full year are made independently.

25. SUBSEQUENT EVENT

2010 Long-Term Incentive Programs

In connection with the Company’s annual long-term incentive program for 2010, on February 1, 2010, the Company awarded 565,389 restricted stock units to employees which vest on February 1, 2013 and 565,389 performance share opportunities to employees which vest on December 31, 2012, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile. However, any payout exceeding 100% of the performance target award shall (other than in the context of a change in control) be paid at the sole discretion of the Board of Directors and, if paid, shall be in cash rather than shares.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except countries, cities, number of sites,

percentage, share and per share information)

26. GUARANTEES OF PARENT COMPANY DEBT

On September 22, 2009, GCL issued $750 in aggregate principal amount of 12% Senior Secured Notes due September 15, 2015 (the “Original Notes”). The Original Notes were guaranteed by a majority of the Company’s direct and indirect subsidiaries (the “Guarantors”), and were not registered under the Securities Act of 1933, as amended. The guarantees are full and unconditional and joint and several. Pursuant to a registration rights agreement to which the Company is a party, the Company is required to register an identical series of notes (the “Exchange Notes”) with the Securities and Exchange Commission (the “SEC”) to offer to exchange those Exchange Notes for the Original Notes. The Exchange Notes also will be guaranteed by the Guarantors. In connection with the registration of the Exchange Notes and related guarantees, GCL will be required to provide the financial information set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”).

The condensed consolidating financial information below has been prepared and presented pursuant to Rule 3-10. The column labeled GCL represents GCL’s stand alone results and its investment in all of its subsidiaries accounted for using the equity method. The Guarantors and the non-Guarantor subsidiaries are presented in separate columns and represent all the applicable subsidiaries on a combined basis. Intercompany eliminations are shown in a separate column.

Condensed Consolidated Balance Sheet

	December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$95	$293	$89	$—	$477
Restricted cash and cash equivalents - current portion	—	9	—	—	9
Accounts receivable, net of allowances	—	241	87	—	328
Accounts and loans receivable from affiliates	316	77	242	(635)	—
Prepaid costs and other current assets	1	54	46	—	101

Total current assets	412	674	464	(635)	915

Restricted cash and cash equivalents - long term	—	7	—	—	7
Property and equipment, net of accumulated depreciation	2	891	387	—	1,280
Intangible assets, net	—	145	53	—	198
Investments in subsidiaries	(511)	(190)	—	701	—
Loans receivable from affiliates	678	94	80	(852)	—
Other assets	27	45	16	—	88

Total assets	$608	$1,666	$1,000	$(786)	$2,488

LIABILITIES:
Current liabilities:
Accounts payable	$4	$211	$97	$—	$312
Accrued cost of access	—	74	13	—	87
Accounts and loans payable to affiliates	30	450	155	(635)	—
Short term debt and current portion of long term debt	—	3	34	—	37
Obligations under capital leases - current portion	—	36	13	—	49
Accrued restructuring costs - current portion	—	10	2	—	12
Deferred revenue - current portion	—	113	61	—	174
Other current liabilities	39	187	146	—	372

Total current liabilities	73	1,084	521	(635)	1,043

Loans payable to affiliates	8	713	131	(852)	—
Long term debt	865	7	423	—	1,295
Obligations under capital leases	—	66	24	—	90
Deferred revenue	—	262	72	—	334
Accrued restructuring costs	—	9	4	—	13
Other deferred liabilities	22	36	15	—	73

Total liabilities	968	2,177	1,190	(1,487)	2,848

SHAREHOLDERS’ (DEFICIT) EQUITY:
Total shareholders’ (deficit) equity	(360)	(511)	(190)	701	(360)

Total liabilities and shareholders’ (deficit) equity	$608	$1,666	$1,000	$(786)	$2,488

Condensed Consolidated Balance Sheet

	December 31,2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$2	$285	$73	$—	$360
Restricted cash and cash equivalents - current portion	—	7	—	—	7
Accounts receivable, net of allowances	—	249	87	—	336
Accounts and loans receivable from affiliates	85	130	263	(478)	—
Prepaid costs and other current assets	4	59	41	(1)	103

Total current assets	91	730	464	(479)	806

Restricted cash and cash equivalents - long term	—	11	—	—	11
Property and equipment, net of accumulated depreciation	4	891	405	—	1,300
Intangible assets, net	—	118	54	—	172
Investments in subsidiaries	(488)	(176)	—	664	—
Loans receivable from affiliates	678	98	75	(851)	—
Other assets	13	28	19	—	60

Total assets	$298	$1,700	$1,017	$(666)	$2,349

LIABILITIES:
Current liabilities:
Accounts payable	$1	$238	$90	$—	$329
Accrued cost of access	—	74	18	—	92
Accounts and loans payable to affiliates	23	235	220	(478)	—
Short term debt and current portion of long term debt	4	9	13	—	26
Obligations under capital leases - current portion	—	37	15	—	52
Accrued restructuring costs - current portion	—	11	2	—	13
Deferred revenue - current portion	—	89	49	—	138
Other current liabilities	9	191	109	—	309

Total current liabilities	37	884	516	(478)	959

Loans payable to affiliates	8	711	132	(851)	—
Long term debt	462	233	432	—	1,127
Obligations under capital leases	—	73	20	—	93
Deferred revenue	—	240	69	(1)	308
Accrued restructuring costs	—	9	5	—	14
Other deferred liabilities	37	38	19	—	94

Total liabilities	544	2,188	1,193	(1,330)	2,595

SHAREHOLDERS’ (DEFICIT) EQUITY:
Total shareholders’ (deficit) equity	(246)	(488)	(176)	664	(246)

Total liabilities and shareholders’ (deficit) equity	$298	$1,700	$1,017	$(666)	$2,349

Condensed Consolidated Statement of Operations

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,876	$660	$—	$2,536
Revenue - affiliates	—	28	46	(74)	—

Total revenue	—	1,904	706	(74)	2,536

Cost of revenue	(14)	(1,327)	(425)	—	(1,766)
Cost of revenue - affiliates	—	(46)	(28)	74	—

Total cost of revenue	(14)	(1,373)	(453)	74	(1,766)

Gross margin	(14)	531	253	—	770

Selling, general and administrative	(19)	(292)	(117)	—	(428)
Depreciation and amortization	(1)	(232)	(107)	—	(340)

Operating income (loss)	(34)	7	29	—	2
Other income (expense):
Interest income	—	6	1	—	7
Interest income - affiliates	—	4	7	(11)	—
Interest expense	(64)	(38)	(58)	—	(160)
Interest expense - affiliates	—	(7)	(4)	11	—
Other income (expense), net	(13)	9	15	—	11
Intercompany debt forgiveness income (expense)	—	(32)	32	—	—
Income (loss) from equity investments in subsidiaries	(29)	17	—	12	—

Income (loss) before benefit (provision) for income taxes	(140)	(34)	22	12	(140)
Benefit (provision) for income taxes	(1)	5	(5)	—	(1)

Net income (loss)	(141)	(29)	17	12	(141)

Preferred stock dividends	(4)	—	—	—	(4)

Income (loss) applicable to common shareholders	$(145)	$(29)	$17	$12	$(145)

Condensed Consolidated Statement of Operations

	Year Ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,814	$785	$—	$2,599
Revenue - affiliates	—	20	101	(121)	—

Total revenue	—	1,834	886	(121)	2,599

Cost of revenue	(17)	(1,332)	(486)	—	(1,835)
Cost of revenue - affiliates	—	(101)	(20)	121	—

Total cost of revenue	(17)	(1,433)	(506)	121	(1,835)

Gross margin	(17)	401	380	—	764

Selling, general and administrative	(26)	(300)	(165)	—	(491)
Depreciation and amortization	(1)	(203)	(122)	—	(326)

Operating income (loss)	(44)	(102)	93	—	(53)
Other income (expense):
Interest income	2	6	2	—	10
Interest income - affiliates	—	2	5	(7)	—
Interest expense	(54)	(48)	(74)	—	(176)
Interest expense - affiliates	—	(5)	(2)	7	—
Other income (expense), net	(2)	26	(50)	—	(26)
Intercompany debt forgiveness income (expense)	—	(8)	8	—	—
Income (loss) from equity investments in subsidiaries	(186)	(27)	—	213	—

Income (loss) before pre-confirmation contingencies and provision for income taxes	(284)	(156)	(18)	213	(245)

Net gain on pre-confirmation contingencies	—	10	—	—	10

Income (loss) before provision for income taxes	(284)	(146)	(18)	213	(235)

Provision for income taxes	—	(40)	(9)	—	(49)
Net income (loss)	(284)	(186)	(27)	213	(284)
Preferred stock dividends	(4)	—	—	—	(4)

Income (loss) applicable to common shareholders	$(288)	$(186)	$(27)	$213	$(288)

Condensed Consolidated Statement of Operations

	Year Ended December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,564	$701	$—	$2,265
Revenue - affiliates	—	32	137	(169)	—

Total Revenue	—	1,596	838	(169)	2,265

Cost of revenue	(22)	(1,270)	(436)	—	(1,728)
Cost of revenue - affiliates	—	(137)	(32)	169	—

Total cost of revenue	(22)	(1,407)	(468)	169	(1,728)

Gross margin	(22)	189	370	—	537

Selling, general and administrative	(26)	(248)	(140)	—	(414)
Depreciation and amortization	(1)	(153)	(110)	—	(264)

Operating income (loss)	(49)	(212)	120	—	(141)
Other income (expense):
Interest income	9	10	2	—	21
Interest income - affiliates	—	1	8	(9)	—
Interest expense	(69)	(39)	(69)	—	(177)
Interest expense - affiliates	—	(8)	(1)	9	—
Other income (expense), net	(31)	59	(13)	—	15
Income (loss) from equity investments in subsidiaries	(172)	53	—	119	—

Income (loss) before pre-confirmation contingencies and provision for income taxes	(312)	(136)	47	119	(282)

Net gain on pre-confirmation contingencies	—	6	27	—	33

Income (loss) before provision for income taxes	(312)	(130)	74	119	(249)

Provision for income taxes	—	(42)	(21)	—	(63)

Net income (loss)	(312)	(172)	53	119	(312)

Preferred stock dividends	(4)	—	—	—	(4)

Income (loss) applicable to common shareholders	$(316)	$(172)	$53	$119	$(316)

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities:

Net cash flows provided by (used in) operating activities	$(276)	$453	$79	$—	$256

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	—	(137)	(37)	—	(174)
Proceeds from sale of marketable securities	4	—	—	—	4
Loans made to affiliates	—	(15)	—	15	—
Loan repayments from affiliates	—	16	—	(16)	—
Change in restricted cash and cash equivalents	—	2	—	—	2

Net cash flows provided by (used in) investing activities	4	(134)	(37)	(1)	(168)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	735	2	4	—	741
Repayment of capital lease obligations	—	(57)	(18)	—	(75)
Repayment of long term debt (including current portion)	(344)	(235)	(18)	—	(597)
Premium paid on extinguishment of debt	(3)	(11)	—	—	(14)
Finance costs incurred	(23)	—	—	—	(23)
Proceeds from sales/leasebacks	—	—	7	—	7
Payment of employee taxes on share-based compensation	—	(11)	(2)	—	(13)
Proceeds from affiliate loans	—	—	15	(15)	—
Repayment of loans to affiliates	—	—	(16)	16	—

Net cash flows provided by (used in) financing activities	365	(312)	(28)	1	26

Effect of exchange rate changes on cash and cash equivalents	—	1	2	—	3

Net increase in cash and cash equivalents	93	8	16	—	117
Cash and cash equivalents, beginning of year	2	285	73	—	360

Cash and cash equivalents, end of year	$95	$293	$89	$—	$477

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities:

Net cash flows provided by (used in) operating activities	$(71)	$95	$179	$—	$203

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	—	(125)	(67)	—	(192)
Purchases of marketable securities	—	(11)	—	—	(11)
Proceeds from sale of property and equipment	—	10	—	—	10
Proceeds from sale of marketable securities	8	8	—	—	16
Loans made to affiliates	(111)	(8)	—	119	—
Loan repayments from affiliates	42	13	—	(55)	—
Return of capital from subsidiary	—	41	—	(41)	—
Change in restricted cash and cash equivalents	—	32	(1)	—	31

Net cash flows provided by (used in) investing activities	(61)	(40)	(68)	23	(146)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	—	3	7	—	10
Repayment of capital lease obligations	—	(36)	(23)	—	(59)
Repayment of long term debt (including current portion)	(4)	(6)	(14)	—	(24)
Proceeds from exercise of stock options	1	—	—	—	1
Payment of employee taxes on share-based compensation	—	(3)	—	—	(3)
Capital repayment to parent	—	—	(41)	41	—
Proceeds from affiliate loans	8	111	—	(119)	—
Repayment of loans to affiliates	—	(42)	(13)	55	—

Net cash flows provided by (used in) financing activities	5	27	(84)	(23)	(75)

Effect of exchange rate changes on cash and cash equivalents	—	(7)	(12)	—	(19)

Net increase (decrease) in cash and cash equivalents	(127)	75	15	—	(37)
Cash and cash equivalents, beginning of year	129	210	58	—	397

Cash and cash equivalents, end of year	$2	$285	$73	$—	$360

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Cash flows provided by (used in) operating activities:

Net cash flows provided by (used in) operating activities	$(85)	$(59)	$128	$—	$(16)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(1)	(112)	(101)	—	(214)
Impsat acquisition, net of cash acquired	—	(76)	—	—	(76)
Proceeds from sale of marketable securities	7	—	—	—	7
Loans made to affiliates	(370)	(27)	(10)	407	—
Loan repayments from affiliates	139	3	10	(152)	—
Change in restricted cash and cash equivalents	—	(47)	—	—	(47)

Net cash flows used in investing activities	(225)	(259)	(101)	255	(330)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	350	245	2	—	597
Repayment of capital lease obligations	—	(22)	(21)	—	(43)
Repayment of long term debt (including current portion)	(4)	(188)	(59)	—	(251)
Finance costs incurred	(17)	(7)	—	—	(24)
Proceeds from exercise of stock options	4	—	—	—	4
Proceeds from affiliate loans	—	380	27	(407)	—
Repayment of loans to affiliates	—	(149)	(3)	152	—

Net cash flows provided by (used in) financing activities	333	259	(54)	(255)	283

Effect of exchange rate changes on cash and cash equivalents	—	—	1	—	1

Net increase (decrease) in cash and cash equivalents	23	(59)	(26)	—	(62)
Cash and cash equivalents, beginning of year	106	269	84	—	459

Cash and cash equivalents, end of year	$129	$210	$58	$—	$397

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Balance at beginning of period	Additions		Deductions	Balance at end of period
		Charged to costs and expenses	Charged to other accounts
2009
Reserve for uncollectible accounts and sales credits	$58	$26	$2	$(36)	$50
Restructuring reserves	27	4	3	(9)	25
Deferred tax valuation allowance	2,294	20	—	(20)	2,294
2008
Reserve for uncollectible accounts and sales credits	$52	$27	$3	$(24)	$58
Restructuring reserves	37	3	4	(17)	27
Deferred tax valuation allowance	2,663	—	—	(369)	2,294
2007
Reserve for uncollectible accounts and sales credits	$43	$29	$8	$(28)	$52
Restructuring reserves	91	(30)	16	(40)	37
Deferred tax valuation allowance	2,532	9	122	—	2,663